Exhibit 10.9

EXECUTION VERSION

ABL CREDIT AGREEMENT

among

HAWAII PACIFIC ENERGY, LLC

TESORO HAWAII, LLC

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

VARIOUS LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT and ABL LOAN COLLATERAL AGENT

and

DEUTSCHE BANK SECURITIES INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as JOINT LEAD ARRANGERS AND JOINT BOOK RUNNING MANAGERS

U.S. BANK NATIONAL ASSOCIATION,

as SYNDICATION AGENT

COMPASS BANK and CITY NATIONAL BANK,

as CO-DOCUMENTATION AGENTS

Dated as of September 25, 2013

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SECTION 5	PREPAYMENTS; PAYMENTS; TAXES.

5.01	Voluntary Prepayments	70
5.02	Mandatory Repayments; Cash Collateralization	71
5.03	Method and Place of Payment	74
5.04	Net Payments	76
5.05	Application of Proceeds	79

SECTION 6	CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE INITIAL BORROWING DATE.

6.01	Effective Date; Notes	82
6.02	Officer’s Certificate	82
6.03	Opinions of Counsel	82
6.04	Company Documents; Proceedings; etc.	82
6.05	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Transition Services	83
6.06	Consummation of the Acquisition	84
6.07	Adverse Change, Approvals	84
6.08	Litigation	85
6.09	Guaranty	85
6.10	Intercreditor Agreement	85
6.11	Security Agreements	85
6.12	Inventory Facility Documents	88
6.13	Landlord Waivers; etc.	88
6.14	Financial Statements; Pro Forma Balance Sheet; Projections	88
6.15	Solvency Certificate; Insurance Certificates	89
6.16	Fees, etc.	89
6.17	Initial Borrowing Base Certificate; etc.	89
6.18	Field Examinations; etc.	89
6.19	Patriot Act	89
6.20	Federal Reserve Board	89
6.21	Mortgage	90

SECTION 7	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

7.01	No Default; Representations and Warranties	91
7.02	Notice of Borrowing; Letter of Credit Request	91
7.03	Borrowing Base Limitations	91

SECTION 8	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

8.01	Company Status	92
8.02	Power and Authority	92

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8.03	No Violation	92
8.04	Approvals	93
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	93
8.06	Litigation	94
8.07	True and Complete Disclosure	95
8.08	Use of Proceeds; Margin Regulations	95
8.09	Tax Returns and Payments	95
8.10	Compliance with ERISA	96
8.11	Security Documents	97
8.12	Properties	98
8.13	Capitalization	99
8.14	Subsidiaries	99
8.15	Compliance with Statutes, etc.	99
8.16	Investment Company Act	99
8.17	Representations and Warranties in Other Documents	99
8.18	Environmental Matters	100
8.19	Employment and Labor Relations	100
8.20	Intellectual Property, etc.	100
8.21	Indebtedness	101
8.22	Insurance	101
8.23	Borrowing Base Calculation	101
8.24	Anti-Terrorism Law	101
8.25	Inventory Facility	102

SECTION 9	AFFIRMATIVE COVENANTS.

9.01	Information Covenants	102
9.02	Books, Records and Inspections; Annual Meetings	106
9.03	Maintenance of Property; Insurance	106
9.04	Existence; Franchises	108
9.05	Compliance with Statutes, etc.	108
9.06	Compliance with Environmental Laws	108
9.07	ERISA	109
9.08	End of Fiscal Years; Fiscal Quarters	110
9.09	Performance of Obligations	110
9.10	Payment of Taxes	110
9.11	Use of Proceeds	110
9.12	Additional Security; Further Assurances; etc.	110
9.13	Ownership of Subsidiaries; etc.	111
9.14	Permitted Acquisitions	112
9.15	MIPA	113
9.16	Maintenance of Company Separateness	113
9.17	Retail Restructure	113

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SECTION 10	NEGATIVE COVENANTS.

10.01	Liens	113
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	117
10.03	Dividends	119
10.04	Indebtedness	120
10.05	Advances, Investments and Loans	122
10.06	Transactions with Affiliates	124
10.07	Fixed Charge Coverage Ratio	125
10.08	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	125
10.09	Limitation on Certain Restrictions on Subsidiaries	126
10.10	Limitation on Certain Issuances of Equity Interests	127
10.11	Business; etc.	127
10.12	Limitation on Creation of Subsidiaries	128
10.13	No Additional Deposit Accounts; etc.	129

SECTION 11	EVENTS OF DEFAULT.

11.01	Payments	129
11.02	Representations, etc.	129
11.03	Covenants	130
11.04	Default Under Other Agreements	130
11.05	Bankruptcy, etc.	130
11.06	ERISA	131
11.07	Security Documents	131
11.08	Guaranty	131
11.09	Judgments	131
11.10	Change of Control	131
11.11	Intercreditor Agreement	132
11.12	Inventory Facility Documents	132

SECTION 12	THE ADMINISTRATIVE AGENT AND THE ABL LOAN COLLATERAL AGENT.

12.01	Appointment	132
12.02	Nature of Duties	133
12.03	Lack of Reliance on the Administrative Agent and the ABL Loan Collateral Agent	133
12.04	Certain Rights of the Agents	134
12.05	Reliance	134
12.06	Indemnification	134
12.07	The Administrative Agent and the ABL Loan Collateral Agent in their Individual Capacities	135
12.08	Holders	135

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12.09	Resignation by the Administrative Agent and the ABL Loan Collateral Agent	135
12.10	Collateral Matters	136
12.11	Delivery of Information	138

SECTION 13	MISCELLANEOUS.

13.01	Payment of Expenses, etc.	138
13.02	Right of Setoff	140
13.03	Notices	140
13.04	Benefit of Agreement; Assignments; Participations	141
13.05	No Waiver; Remedies Cumulative	145
13.06	Payments Pro Rata	145
13.07	Calculations; Computations	146
13.08	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	146
13.09	Counterparts	147
13.10	Effectiveness	148
13.11	Headings Descriptive	148
13.12	Amendment or Waiver; etc.	148
13.13	Survival	150
13.14	Domicile of Loans	150
13.15	Register	151
13.16	Confidentiality	151
13.17	No Fiduciary Duty	152
13.18	PATRIOT Act	152
13.19	Other Liens on Collateral; Terms of Intercreditor Agreement; etc.	153
13.20	Post-Closing Actions	154
13.21	Interest Rate Limitation	155
13.22	Keepwell	155

SECTION 14	NATURE OF BORROWER OBLIGATIONS.

14.01	Nature of Borrower Obligations	155
14.02	Independent Obligation	156
14.03	Authorization	156
14.04	Reliance	156
14.05	Contribution; Subrogation	157
14.06	Waiver	157

SCHEDULE 1.01(a)	Commitments
SCHEDULE 1.01(c)	Excluded Subsidiaries
SCHEDULE 1.01(e)	Excluded Accounts
SCHEDULE 1.01(j)	Certain Account Debtors
SCHEDULE 1.01(r)	Retail Business
SCHEDULE 6.21	Mortgaged Property

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SCHEDULE 8.10	Plans
SCHEDULE 8.12	Real Property
SCHEDULE 8.13	Capitalization
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.18	Environmental Matters
SCHEDULE 8.21	Permitted Existing Indebtedness
SCHEDULE 8.22	Insurance
SCHEDULE 10.01	Existing Liens
SCHEDULE 10.04	Ground Leases
SCHEDULE 10.05	Existing Investments
SCHEDULE 10.13	Deposit Accounts
SCHEDULE 13.03	Lender Addresses

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D-1	Form of Tax Certificate
EXHIBIT D-2	Form of Tax Certificate
EXHIBIT D-3	Form of Tax Certificate
EXHIBIT D-4	Form of Tax Certificate
EXHIBIT E-1	Form of Opinion of Porter Hedges LLP
EXHIBIT E-2	Form of Opinion of Brown Rudnick LLP
EXHIBIT E-3	Form of Opinion of Goodsill Anderson Quinn & Stifel
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Guaranty
EXHIBIT H	Form of Inventory Second Lien Security Agreement
EXHIBIT I	Form of ABL First Lien Security Agreement
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Assignment and Assumption Agreement
EXHIBIT M	Form of Intercompany Note
EXHIBIT N	Form of Landlord Waiver and Consent Agreement
EXHIBIT O	Form of Joinder Agreement
EXHIBIT P	Form of Borrowing Base Certificate
EXHIBIT Q	Form of Intercreditor Agreement
EXHIBIT R	Form of Incremental Commitment Agreement
EXHIBIT S	Form of Membership Interest Pledge Agreement

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ABL CREDIT AGREEMENT, dated as of September 25, 2013, among Tesoro Hawaii, LLC (the “Company”), a Hawaii limited liability company, the Subsidiaries of the Company set forth on the signature pages hereto (together with the Company and each other entity that becomes a Borrower pursuant to Section 10.12(a), each, a “Borrower” and, collectively, the “Borrowers”), Hawaii Pacific Energy, LLC, a Delaware limited liability company (“Holdings”) as Guarantor, the Lenders party hereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent and ABL Loan Collateral Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Holdings has entered into the Membership Interest Purchase Agreement dated as of June 17, 2013 (as amended, modified or supplemented from time to time, the “MIPA”) by and among Tesoro Corporation (“Tesoro”), the Company and Holdings;

WHEREAS, pursuant to the MIPA, Holdings will acquire all of the outstanding membership interests in the Company for a cash purchase price not to exceed $175,000,000 (the “Acquisition”);

WHEREAS, the sources of funds needed to effect the Acquisition and to pay fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of each Borrower and their respective subsidiaries after giving effect to the Transaction shall be provided partially through:

(i) an equity contribution to Par Petroleum Corporation, a Delaware corporation (the “Sponsor”) from the Sponsor’s shareholders of at least $134,400,000 of which at least $134,400,000 will have been or will be contributed as an equity contribution to Holdings by the Initial Borrowing Date; and

(ii) the revolving credit facility provided herein (the “ABL Facility”);

WHEREAS, concurrently with the Acquisition, the Company will enter into the Inventory Facility Documents with Inventory Party and its Affiliates pursuant to which Inventory Party will supply crude oil to the Company, the Company will refine such crude oil into refined products, the Company will enter into exchange agreements with Inventory Party with respect to such refined products (such agreements herein collectively, the “Inventory Facility”);

WHEREAS, in order to effect the Acquisition, to pay the Transaction Costs, and to provide for the general corporate purposes and working capital of the Company and its Subsidiaries, Holdings and the Borrowers have requested that the Lead Arranger arrange, and the Lenders provide, a senior secured revolving credit facility under the terms of this Agreement; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lead Arranger has arranged, and the Lenders are willing to make available to the Borrowers, the senior secured revolving credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

Section 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“90-Day Excess Availability” shall mean, on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the ninety (90) consecutive day period immediately preceding such date by (b) ninety (90).

“ABL Facility” shall have the meaning provided in the recitals to this Agreement.

“ABL First Lien Security Agreement” has the meaning provided in Section 6.12(b).

“ABL Loan Collateral Agent” shall mean the ABL Loan Collateral Agent as such term is defined in the Intercreditor Agreement and shall include any successor to the ABL Loan Collateral Agent as provided in the Intercreditor Agreement.

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC, and any and all supporting obligations in respect thereof.

“Account Debtor” shall mean each Person who is obligated on an Account.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Company or (y) all of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Borrower or a Subsidiary Guarantor (or shall be merged with and into a Borrower or a Subsidiary Guarantor, with such Borrower or such Subsidiary Guarantor being the surviving or continuing Person).

“Acquired Refinery Business” means the Refinery, together with related tank farms and loading facilities and related assets.

“Acquisition” shall have the meaning provided in the recitals to this Agreement.

“Acquisition Documents” shall mean the MIPA and all other documents and agreements entered into in connection with the MIPA and the Acquisition.

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Administrative Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agent Advance Amount” shall have the meaning provided in Section 2.01(e).

“Agent Advance Period” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean and include the Administrative Agent and the ABL Loan Collateral Agent.

“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, (b) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) and (c) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans).

“Agreement” shall mean this credit agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.24(a).

“Applicable Commitment Commission Percentage” shall mean (i) for each calendar quarter (or, if shorter, for the period from the Effective Date through September 30, 2013) during which the daily average Aggregate Exposure for such calendar quarter exceeds 50% of the Total Revolving Loan Commitment, 0.375%, and (ii) for each calendar quarter (or, if shorter, for the period from the Effective Date through September 30, 2013) during which the daily average Aggregate Exposure for such calendar quarter is less than or equal to 50% of the Total Revolving Loan Commitment, 0.50%.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans 1.25% and (B) LIBOR Loans 2.25%; and (ii) in the case of Swingline Loans, 1.25%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical Excess Availability indicated to have been achieved in any certificate delivered in accordance with the first sentence of the following paragraph:

Level	Historical Excess Availability	Revolving Loans Maintained as LIBOR Loans	Revolving Loans and Swingline Loans Maintained as Base Rate Loans
I	Greater than 67%	2.00%	1.00%
II	Equal to or less than 67% but greater than 33%	2.25%	1.25%
III	Equal to or less than 33%	2.50%	1.50%

The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate by an Authorized Officer of the Company to the Administrative Agent (each, a “Quarterly Pricing Certificate”), with a copy to be sent by the Administrative Agent to each Lender, within 5 Business Days of the last day of any Fiscal Quarter of the Company, which Quarterly Pricing Certificate shall set forth the calculation of the Historical Excess Availability as at the last day of the Fiscal Quarter ended immediately prior to the relevant Start Date. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent or (y) the date which is 5 Business Days following the last day of the Fiscal Quarter in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, (i) the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins at all times during which there shall exist any Event of Default, (ii) at all times prior to the date of delivery of the Quarterly Pricing Certificate for the Fiscal Quarter of the Company ended December 31, 2013 the Adjustable Applicable Margins shall be maintained at Level II, and (iii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Margins and Adjustable Applicable Margins have been increased above the Applicable Margins and the Adjustable Applicable Margins in effect immediately prior to such Incremental Commitment Date, each of the Applicable Margins and the Adjustable Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement.

“Asset Sale” shall mean any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Company or a Subsidiary of the Company of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Sections 10.02(b), (c), (g) (h), (i), (j), (k) and (l).

“Asset Sale Proceeds Account” shall mean the Insurance Proceeds Account (as that term is defined in the Intercreditor Agreement) holding the proceeds of any sale or other disposition of any Inventory Collateral (and only such Collateral) that are required to be held in such account or accounts pursuant to the terms of the Intercreditor Agreement (in each case, to the extent that (x) any such obligations in respect of the Inventory Facility has a Lien on the Collateral that is senior to the Lien of the Obligations on such Collateral and (y) any such deposit accounts or securities accounts are subject to the terms of the Intercreditor Agreement and are being held for the benefit of the Secured Creditors as well).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any person or persons that has or have been authorized by the managers, members or board of directors, as applicable, of the Company or the respective Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, a Financial Officer of Holdings or the respective Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the respective Borrower.

“Back Stop Arrangements” shall mean, collectively, Letter of Credit Back Stop Arrangements and Swingline Back-Stop Arrangements.

“Bank Product Reserve” shall mean a reserve established by the Administrative Agent from time to time based on information from the Secured Cash Management Creditors in respect of the Qualified Credit Parties’ liabilities (or potential liabilities) as part of their cash management system such as, but not limited to, reserves for returned items, customary charges for maintaining Deposit Accounts and similar items with any of the Secured Cash Management Creditors.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii)  1⁄2 of 1% per annum in excess of the overnight Federal Funds Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in Dollars with a one month Interest Period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each Revolving Loan designated or deemed designated as such by the relevant Borrower at the time of the incurrence thereof or conversion thereto.

“Bi-Monthly Borrowing Base Period” shall mean any period (a) commencing on the date on which Excess Availability is less than or equal to thirty-five percent (35%) of the lesser of (A) the Total Revolving Loan Commitments at such time and (B) the Borrowing Base at such time and (b) ending on the first date thereafter on which Excess Availability has been greater than thirty-five percent (35%) of the lesser of (A) the Total Revolving Loan Commitments and (B) the Borrowing Base for thirty (30) consecutive days; provided that during any Weekly Borrowing Base Period, a Bi-Monthly Borrowing Base Period shall be deemed not to exist.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Revolving Loan from all the Lenders, or from the Swingline Lender in the case of Swingline Loans, on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(j) (but as modified as provided below in this definition), equal to, without duplication, the difference of (a) 85% of Eligible Accounts, minus (b) all Reserves then established by the Administrative Agent. The Administrative Agent shall have the right (but no obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors.

“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(j).

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Collateral” has the meaning provided in Section 5.02.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than twelve months after the date of acquisition by such Person and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Cash Management Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in the respective account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03.

“Cash Management Services” means treasury, depositary or cash management services (including without limitation, overnight overdraft services) and automated clearinghouse transfers of funds.

“Change of Control” shall mean (i) Holdings shall at any time cease to own directly 100% of the Equity Interests of the Company or (ii) the Permitted Holders shall at any time and for any reason fail to own at least a majority of both the economic and voting interests in Holdings’ capital stock (determined on a fully diluted basis).

“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC).

“Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collection Account” shall mean each account established at a Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“Collection Banks” shall have the meaning provided in Section 5.03(b).

“Collective Bargaining Agreements” shall have the meaning provided in Section 6.05(f).

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Commodity Exchange Act” means the Commodity exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning provided in the first paragraph of this Agreement.

“Compliance Period” shall mean any period (x) commencing on the date on which the Excess Availability is less than the Minimum Availability Amount and (y) ending on the first date thereafter on which the Excess Availability has been equal to or greater than the Minimum Availability Amount for 30 consecutive days.

“Concentration Account” shall have the meaning provided in Section 5.03(c).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or losses, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Company and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings, the Company and its Subsidiaries (including state income taxes, but not franchise or other similar taxes paid or accrued) determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Company and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period including any Fiscal Quarter of the Company ended on or before December 31, 2013, the amount of all fees and expenses incurred in connection with the Transaction, (v) the amount of all other non-cash charges of the Company and its Subsidiaries determined on a consolidated basis for such period, and (vi) any unusual or non-recurring non-cash charges, any restructuring charges and any costs incurred on or before December 31, 2013 relating to acquiring the Acquired Refinery Business, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by the Company or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub clause (A)(v) in a previous period; provided that notwithstanding the foregoing, any items that would be included or excluded in the determination of Consolidated EBITDA pursuant to the foregoing shall not be so included or excluded to the extent such items are attributable to the Retail Business. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Company and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Company and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Company and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Company or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Company and/or its Subsidiaries thereunder on a marked to market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Company and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Company and its Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (after any deduction for minority interests); provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Company and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Company and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary, (iii) the net income of any Subsidiary of the Company to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (iv) net income (or loss) attributable to the Retail Business.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Account” shall have the meaning provided in Section 5.03(e).

“Credit Document Obligations” shall mean all Obligations owing to Lender Creditors pursuant to any Credit Documents.

“Credit Documents” shall mean this Agreement, the Guaranty, the Inventory Second Lien Security Agreement, the ABL First Lien Security Agreement, the Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Joinder Agreement, each Mortgage and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Credit Party” shall mean Holdings, the Borrowers and each Subsidiary Guarantor.

“DB Account” shall have the meaning provided in Section 5.03(d).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other

Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Disbursement Account” shall mean each checking and/or disbursement account maintained by each Borrower and each Subsidiary Guarantor for their respective general corporate purposes, including for the purpose of paying their trade payables and other operating expenses.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Acquisition Documents and (iii) the Inventory Facility Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Dominion Period” shall mean any period (a) commencing on the date on which (x) a Default or Event of Default has occurred and is continuing, or (y) the Excess Availability is less than or equal to the Minimum Availability Amount for 3 consecutive Business Days and (b) ending on the first date thereafter on which (x) no Default or Event of Default exists and (y) the Excess Availability has been greater than the Minimum Availability Amount, for 30 consecutive days.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Accounts” shall mean those Accounts created by one of the Qualified Credit Parties in the ordinary course of their business (and excluding those Accounts that arise out of the operation of the Retail Business), that arise out of their sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or other collateral examination performed by or on behalf of the Administrative Agent from time to time after the Effective Date. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Accounts shall not include the following:

(a) Accounts which either are 60 days or more past due or are unpaid more than 120 days after the original invoice date;

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (and its Affiliates) are deemed ineligible hereunder;

(c) Accounts with respect to which the Account Debtor is (i) an Affiliate of a Qualified Credit Party or (ii) an employee or agent of a Qualified Credit Party;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, bill and hold or any other terms by reason of which the payment by an Account Debtor may be conditional;

(e) Accounts that are not payable in Dollars;

(f) Accounts unless: (i) the Account Debtor either (A) maintains its Chief Executive Office in the United States or Canada, or (B) is organized under the laws of the United States or Canada, or any state, province or subdivision thereof; (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent, (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion; (C) the Account Debtor has a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency); or (D) the Account Debtor’s payment of such account is guaranteed by its parent company that has a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency); provided that at no time shall the aggregate amount of Accounts of the type described in the foregoing clauses (C) and (D) included in the Borrowing Base exceed 15% of the total amount of the Eligible Accounts included in the Borrowing Base;

(g) Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(h) Accounts with respect to which the Account Debtor is the federal government of the United States, Canada or any state, provincial, municipality or political subdivision thereof, or any department, agency or instrumentality thereof (exclusive, however, of Accounts with respect to which a Qualified Credit Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727 or any comparable state or municipal statute); provided that until the date that is sixty (60) days after the Administrative Agent shall have notified the Company that it requires the Borrowers to comply with the Assignment of Claims Act, up to 15% of the aggregate of all Eligible Accounts with respect to which the Account Debtor is the federal government of the United States, or any department, agency or instrumentality thereof included in the Borrowing Base may be Eligible Accounts without compliance by the Qualified Credit Party with the procedures of the Assignment of Claims Act;

(i) Accounts with respect to which the Account Debtor is a creditor of the Company or any Subsidiary of the Company, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including, without limitation, with respect to rebates) of such claim, right of setoff, or dispute;

(j) Accounts with respect to an Account Debtor (and its Affiliates) whose total obligations owing to the Company or any Subsidiary of the Company exceed 10% (or with respect to Accounts with respect to an Account Debtor listed on Schedule 1.01(j), as such Schedule 1.01(j) may be amended or modified from time to time by the Company with the consent of the Administrative Agent the percentage in such Schedule 1.01(j)), of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor (and its Affiliates) in excess of such percentages; provided, however that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(k) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, has gone out of business, or as to which any Qualified Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor unless (x) such Account is supported by a letter of credit satisfactory to the ABL Loan Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the ABL Loan Collateral Agent in its Permitted Discretion to finance its ongoing business activities;

(l) Accounts that are not subject to a valid and perfected First Priority Lien in favor of the ABL Loan Collateral Agent pursuant to the relevant Security Document as provided in the Intercreditor Agreement;

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(n) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Qualified Credit Party of the subject contract for goods or services (other than customary maintenance contracts);

(o) Accounts with respect to which any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the goods returned, rejected or repossessed;

(p) Accounts that are evidenced by Chattel Paper;

(q) [Reserved];

(r) Any Account with respect to which a partial payment of such Account has been made by the respective Account Debtor; provided that to the extent such Account consists of multiple separate line-items, only the line items that have been partially paid shall be excluded;

(s) Accounts that are payable to a Qualified Credit Party; or

(t) Accounts to the extent representing service charges or late fees.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding Holdings, the Company and their respective Subsidiaries and Affiliates (including the Sponsor).

“Employee Benefit Plans” shall have the meaning provided in Section 6.05(a).

“Employment Agreements” shall have the meaning provided in Section 6.05(d).

“End Date” shall have the meaning provided in the definition of Applicable Margin.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or legally-binding agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to Hazardous Materials).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with Holdings or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made or a determination that any Plan is, or is expected to be, considered an at-risk plan or in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that could reasonably be expected to have a Material Adverse Effect;

(f) the complete or partial withdrawal of Holdings or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title

IV of ERISA of any Multiemployer Plan; or the receipt by Holdings or any of its Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of Holdings, any of its Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA that could reasonably be expected to have a Material Adverse Effect; or

(g) Holdings, any of its Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan that could reasonably be expected to have a Material Adverse Effect (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Availability” shall mean, as of any date of determination, the amount by which (a) the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Loan Commitment as then in effect at such time exceeds (b) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean (w) all accounts established (or otherwise maintained) solely with respect to 401k accounts, flexible spending reimbursement accounts and insurance accounts for the payment of employee health claims, (x) all disbursement accounts established solely for the payment of medical, dental, disability or other similar expenses in connection with insurance or benefit programs for employees of Holding’s and its Subsidiaries, (y) all trust accounts established (or otherwise maintained) solely with respect to withholding, sales, use or similar taxes and all payroll accounts (which are solely for such purposes) and (z) the accounts listed on Schedule 1.01(e); provided in no event shall Excluded Accounts include any Collection Accounts, Disbursement Accounts, Asset Sale Proceeds Account or any other account pursuant to which an account control agreement has been executed and delivered to the ABL Loan Collateral Agent pursuant to any Security Document.

“Excluded Subsidiaries” shall mean HIE Retail, Smiley’s, and any other Subsidiary of Holdings set forth on Schedule 1.01(c). No Subsidiary acquired subsequent to the Effective Date may be an “Excluded Subsidiary” without the consent of the Required Lenders.

“Excluded Swap Obligation” means with respect to any Borrower or Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty delivered by such Subsidiary Guarantor or Borrower of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s or Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.22 and any other “keepwell, support or other agreement for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s or Borrower’s Swap Obligations by other Credit Parties) at the time the Guaranty, or a grant by such Subsidiary Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean with respect to any Lender, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) that are imposed pursuant to the laws of the jurisdiction in which such Lender is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein, or (ii) that are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) Taxes attributable to such Lender’s failure to comply with Section 5.04(b) through (d), and (c) U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning provided in Section 8.24(a).

“Expenses” shall mean all present and future reasonable and invoiced expenses incurred by or on behalf of the Administrative Agent, the ABL Loan Collateral Agent or any Issuing Lender in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent under this Agreement or the ABL Loan Collateral Agent under any Security Document or as an Issuing Lender under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the expenses set forth in Section 13.01, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, at one primary outside law firm for the Administrative Agent and any Issuing Lender and one local law firm in each relevant jurisdiction, all reasonable and invoiced costs and expenses incurred by the Administrative Agent (and the ABL Loan Collateral Agent) in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent (and the ABL Loan Collateral Agent) due to insufficient funds of deposited checks and the standard fee of the Administrative Agent (and the ABL Loan Collateral Agent) relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Administrative Agent and the ABL Loan Collateral Agent, fees and taxes related to the filing of financing statements, costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company, or the Subsidiary of the Company selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Effective Date (and any amended or successor version that is substantially comparable), and any current or future regulations promulgated thereunder or published administrative guidance implementing such provisions.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“FEMA” shall mean the Federal Emergency Management Agency.

“Final Maturity Date” shall mean September 25, 2017.

“Financial Officer” means any of the chief financial officer, vice president of finance or treasurer of the relevant Person.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens (excluding Permitted Liens as described in clauses (x) and (y) of Section 10.01(d)) applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 10.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such fiscal year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) Consolidated EBITDA for such period minus (ii) the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the Net Cash Proceeds of any sale or issuance of Equity

Interests, the Net Cash Proceeds of any asset sale, the Net Cash Proceeds of any Recovery Event or the Net Cash Proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), but including Capital Expenditures to the extent financed with proceeds of Loans) minus (iii) the amount of all cash payments made by the Company and its Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (excluding such cash payments related to asset sales not in the ordinary course of business) minus (iv) without duplication of any amounts included in clause (iii) above, the aggregate amount of all cash dividends paid by the Company as permitted under Section 10.03 for such period to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, the sum of (a) any amortization payments made during such period on all Indebtedness of the Company and its Subsidiaries for such period (including the principal component of all obligations in respect of all Capitalized Lease Obligations) net of the proceeds of any other Indebtedness the proceeds of which are used to make such payment (other than with proceeds of Loans), plus (b) Consolidated Interest Expense of the Company and its Subsidiaries for such period.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan is subject to laws of the applicable foreign jurisdiction, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s R/L Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s R/L Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 9.14 and 10, including defined terms as used therein are subject to Section 13.07(a).

“General Intangibles” shall mean “general intangibles” as such term is defined in Article 9 of the UCC.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local,

and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the ABL Loan Collateral Agent, the Issuing Lenders, the Lenders, the Swingline Lender and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrowers under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and payment liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of any Borrower to the Lenders, the Issuing Lenders, the Administrative Agent and the ABL Loan Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrowers are a party and the due performance and compliance by such Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), payment liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of any Borrower owing under any Secured Hedging Agreement entered into by any Borrower with any Lender Counterparty so long as such Lender Counterparty participates in such Secured Hedging Agreement, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), payment liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the applicable Secured Cash Management Agreements, whether or not such interest is an allowed claim in any such proceeding) of any Treasury Services Obligations, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guaranty” shall have the meaning provided in Section 6.09.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“HIE Retail” shall mean HIE Retail, LLC, a Hawaii limited liability company.

“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Historical Excess Availability” shall mean, on any date of determination, the average Excess Availability expressed as a percentage of the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Loan Commitment as in effect at such time for the Fiscal Quarter on or prior to such date; provided that Excess Availability shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Immaterial Subsidiary” on any date, any Subsidiary of the Company that is not a Subsidiary Guarantor or a Borrower (i) with (A) revenues of less than $1,000,000 and (B) assets of less than $1,000,000, as reflected on the most recent financial statements delivered pursuant to Section 9.01 prior to such date (or if such Subsidiary was formed or acquired after the date of such financial statements, as certified by an Authorized Officer of the Company) and (ii) that has been designated as such by the Company in a written notice delivered to the Administrative Agent; provided that at no time shall the Immaterial Subsidiaries so designated by the Company have annual revenues in the aggregate of greater than $5,000,000 or total assets in the aggregate of greater than $5,000,000 (as reflected, in each case, on the most recent financial statements delivered pursuant to Section 9.01 prior to such time).

“Incremental Commitment” shall mean, for any Lender, any Revolving Loan Commitment provided by such Lender after the Effective Date in an Incremental Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit R (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.15.

“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (iii) the delivery by the Company to the Administrative Agent of an acknowledgment, in form and substance satisfactory to the Administrative Agent and executed by each Credit Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations under the Credit Documents and secured on a pari passu basis with the Obligations under the Security Documents; (iv) the delivery by the Company to the Administrative Agent of such certificates, opinions and other documents in form and substance satisfactory to the Administrative Agent as the Administrative Agent may reasonably request; (v) the delivery by each Credit Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions, evidence of good standing (to the extent available under applicable law) and title insurance policies as the Administrative Agent shall reasonably request; (vi) the incurrence of Revolving Loans in an aggregate principal amount equal to the Total Revolving Loan Commitment (including such Incremental Commitment then being obtained) shall be permitted at such time under any loan agreement or other material agreement to which the Borrowers or any of their respective Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject; and (vii) the Company shall have delivered a certificate executed by an Authorized Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (vi) and containing the calculations (in reasonable detail) required by preceding clause (vi) and shall have delivered a Borrowing Base Certificate pursuant to Section 9.01(j).

“Incremental Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Security Documents” shall have the meaning provided in Section 2.15(b).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean all Taxes levied or imposed with respect to any payments hereunder or under any Note other than, and specifically excluding, Excluded Taxes.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding, (b) such Lender’s R/L Percentage in the aggregate principal amount of all Swingline Loans then outstanding and (c) such Lender’s R/L Percentage in the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any state or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by Holdings, the Company or any Subsidiary of the Company to Holdings, the Company or any other Subsidiary of the Company.

“Intercompany Loans” shall have the meaning provided in Section 10.05(h).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercreditor Agreement” shall have the meaning provided in Section 6.11.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory Collateral” has the meaning provided in the Intercreditor Agreement.

“Inventory Collateral Agent” shall have the meaning provided in the Intercreditor Agreement.

“Inventory Facility” shall have the meaning provided in the fourth WHEREAS clause.

“Inventory Facility Documents” shall mean the Inventory Facility, the Inventory Facility Security Documents and all other documents executed and delivered with respect to the Inventory Facility or Inventory Facility Documents, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Inventory Facility Security Documents” shall mean the “Inventory Security Documents” as defined in the Intercreditor Agreement.

“Inventory Party” has the meaning provided in the Intercreditor Agreement.

“Inventory Second Lien Security Agreement” has the meaning provided in Section 6.12(a).

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean Deutsche Bank AG New York Branch (except as otherwise provided in Section 12.09), and any other Lender reasonably acceptable to the Administrative Agent and the Company which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit O (appropriately completed).

“Landlord Personal Property Collateral Access Agreement” shall mean a Landlord Waiver and Consent Agreement substantially in the form of Exhibit N, with such amendments, modifications or supplements thereto as may be approved by the Administrative Agent.

“Lead Arranger” shall mean Deutsche Bank Securities Inc., in its capacity as Lead Arranger and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.15 or Section 13.04(b).

“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason), so long as the Administrative Agent, such Lender or such affiliate participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement.

“Lender Creditors” means the Lenders, each Issuing Lender, the Administrative Agent, the ABL Loan Collateral Agent and the Joint Lead Arrangers.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.03(b).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Revolving Loan and each Swingline Loan.

“Loan Collateral” shall have the meaning provided to the term “ABL Loan Collateral” in the Intercreditor Agreement.

“Major Scheduled Turnaround” shall mean with respect to the Refinery, a scheduled shutdown of refinery process units primarily for purposes of conducting maintenance of at least twenty (20) consecutive days, which shutdown shall occur no more than two times prior to the Final Maturity Date.

“Management Agreements” shall have the meaning provided in Section 6.05(c).

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (w) the consummation of the Transaction, (x) the property, assets, business, operations, liabilities or condition (financial or otherwise) of the Borrowers and their subsidiaries taken as a whole or the Acquired Refinery Business since December 31, 2011, (y) the rights or remedies of the Lenders, the Administrative Agent or the ABL Loan Collateral Agent hereunder or under any other Credit Document, or (ii) on (z) the ability of the Borrowers and their Subsidiaries taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the ABL Loan Collateral Agent hereunder or under any other Credit Document or to the Issuing Bank, a Secured Cash Management Creditor or a Secured Hedging Creditor under this Agreement and the other Secured Debt Agreements.

“Maximum Letter of Credit Amount” shall have the meaning provided in Section 3.02(a).

“Maximum Rate” shall have the meaning provided in Section 13.21.

“Maximum Swingline Amount” shall mean $20,000,000.

“Membership Interest Pledge Agreement” shall mean the Pledge Agreement in the form of Exhibit S hereto.

“Minimum Availability Amount” shall mean, at any time, the greater of (i) 15% of the lesser of (A) the Total Revolving Loan Commitments at such time, and (B) the Borrowing Base at such time and (ii) $15.0 million.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $500,000 and (ii) for Swingline Loans (x) at all times when a Dominion Period is not in existence, $100,000 and (y) at all other times, there shall be no Minimum Borrowing Amount.

“MIPA” has the meaning provided in the first WHEREAS clause.

“Monthly Payment Date” shall mean the last Business Day of each month occurring after the Initial Borrowing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgage Policy” shall mean a lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned or leased by the Company or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Security Document.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a mandatory repayment of Loans pursuant to Section 5.02(b), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of applicable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and the Inventory Facility Security Documents) which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) applicable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and the Inventory Facility Security Documents) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Company’s consolidated group or any Subsidiary of the Company with respect to the Fiscal Year of the Company in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments (to the extent the Company delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Company and/or any of its Subsidiaries from such sale or other disposition.

“Non-Compete Agreements” shall have the meaning provided in Section 6.05(e).

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean each Subsidiary of the Company that is neither a Borrower nor a Subsidiary Guarantor.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Jacksonville, FL, Attention: Sara Pelton, Telephone No.: 904-271-2886, and

Telecopier No.: 732-380-3355 , with a copy to the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Michael Getz, Telephone No.: 212-250-2640 and Telecopier No.: 212-797-5692, or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender, the Swingline Lender, any Lender, any Secured Hedging Creditor, or any Secured Cash Management Creditor pursuant to the terms of this Agreement or any other Secured Debt Agreement, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or the applicable Secured Debt Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), premiums, penalties, fees, expenses (including Expenses), indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts; provided that notwithstanding the foregoing, the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 8.24(a).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, including, without limitation, the Inventory Facility.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Par Petroleum” has the meaning provided in Section 8.09.

“Participant” shall have the meaning provided in Section 3.04(a).

“PATRIOT Act” shall have the meaning provided in Section 13.18.

“Payment Conditions” shall mean that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (i) there is no Default or Event of Default existing immediately before or after the action or proposed action, (ii) 90-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period to include the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action) exceed (a) in the case of Sections 9.14 and 10.05 the greater of (A) 15% of the lesser of (1) the Total Revolving Loan Commitments as then in effect and (2) the current Borrowing Base as then in effect and (B) $15.0 million, or (b) in the case of Sections 10.03 and

10.08, the greater of (A) 25% of the lesser of (1) the Total Revolving Loan Commitments as then in effect and (2) the current Borrowing Base as then in effect and (B) $25.0 million, (iii) the Company shall be in compliance with a Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Test Period then most recently ended on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Test Period, and (iv) the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).

“Payment Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Acquisition” shall mean the acquisition by a Qualified Credit Party of all of an Acquired Entity or Business; provided that (in each case) (a) the consideration paid or to be paid by the Qualified Credit Party consists solely of cash (including proceeds of Loans), publicly traded common stock of the Sponsor, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (b) such Acquired Entity or Business shall own no Equity Interests of any other Person (other than immaterial interests which are non-controlling) unless either (i) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (ii) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business, (A) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (B) any such Non-Wholly-Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (C) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (c) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States or Canada, (d) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.12, (e) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is acquired in a “non-hostile” transaction approved by the board of director (or similar body) of such Acquired Entity or Business and (f) all requirements of Sections 9.14, 10.02 and 10.13 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Discretion” shall mean the reasonable exercise of the Administrative Agent’s good faith credit judgment (from the perspective of a secured asset based lender) in consideration of any factor which is reasonably likely to (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) show that any collateral report or financial information delivered to the Administrative Agent, the ABL Loan Collateral Agent or the Lenders by any Person on behalf of any Credit Party is incomplete, inaccurate or misleading in any material respect, or (iii) materially increase the likelihood that the Lenders would not receive payment in full in cash for all of the Obligations. In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts, as well as any of the following: (i) the changes in collection history and dilution or collectibility with respect to the Accounts; and (ii) any other factors that change the credit risk of lending to any Qualified Credit Party on the security of any Qualified Credit Party’s Accounts. The burden of establishing lack of good faith hereunder shall be on the Company.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean the Sponsor or any majority owned and controlled Affiliate of Sponsor.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Indebtedness permitted under Section 10.04, or any Indebtedness issued to so extend, renew, refinance, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness matures no earlier than one year after the Final Maturity Date and does not have any mandatory prepayment obligations prior to such maturity date (other than pursuant to customary asset sale and change of control provisions), (b) such Indebtedness contains customary terms and conditions not more onerous or restrictive than the terms and conditions of the Indebtedness being refinanced, replaced or substituted, (c) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced and (d) such refinancing or renewal does not (i) increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing or renewal other than as a result of the refinancing of accrued unpaid interest, premiums (including applicable prepayment premiums) or fees and the costs of issuing such refinancing Indebtedness or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee pension benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Possessory Collateral” shall have the meaning provided in Section 6.12.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Primary Obligations” shall mean (x) in the case of the Credit Document Obligations all principal of, fees and interest on, all Loans, all Unpaid Drawings (and all interest thereon), the Stated Amount of all outstanding Letters of Credit and all Fees, (y) in the case of the Secured Hedging Obligations, all amounts due to a Secured Hedging Creditor under each Secured Hedging Agreement (other than indemnities, fees (including, without limitation, reasonable attorneys’ fees) and similar obligations and liabilities) and (z) in the case of Secured Cash Management Obligations, all amounts due under each Secured Cash Management Agreement with a Secured Cash Management Creditor (other than indemnities, fees (including, without limitation, reasonable attorneys’ fees) and similar obligations and liabilities).

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 9.14(a)) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 9.14(a));

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 9.14(a)) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be.

“Projections” shall mean the projections of consolidated financial statements of the Company and its Subsidiaries for the period beginning on the Initial Borrowing Date and ending on December 31, 2016, that reflect forecasted consolidated financial condition, that were prepared by or on behalf of the Company in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Qualified Credit Party” shall mean each Borrower and each Subsidiary Guarantor.

“Qualified ECP Guarantor” shall mean, at any time, each Credit Party (including the Company) with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean any event that gives rise to the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Company or any of its Subsidiaries or (ii) under any policy of insurance maintained by any of them.

“Refinery” means the Company’s refinery located at the Campbell Industrial Park in Kapolei, Hawaii.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of the dates referred to in clauses (i) and (ii) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds by the Company or any of its Subsidiaries, as the case may be, from such Asset Sale or Recovery Event: (i) 180 days following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (ii) the date upon which the Company or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Representative” shall have the meaning provided in Section 5.05(d).

“Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and R/L Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of the Total Revolving Loan Commitment in effect at such time. The outstanding Revolving Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at such time.

“Reserves” shall mean reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including without limitation, (i) Bank Product Reserves, (ii) potential dilution related to Accounts, (iii) sums that the Qualified Credit Parties are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (iv) amounts owing by any Qualified Credit Party to any Person to the extent secured by a Lien on, or trust over, any Collateral, and (v) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder but without duplicating any events, conditions, contingencies or criteria which is already described as ineligible in the definition of “Eligible Accounts.”

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company or of any such Subsidiary (unless such appearance is related to the Liens permitted under Section 10.01(d)), (ii) are subject to any Lien in favor of any Person other than (x) the ABL Loan

Collateral Agent for the benefit of the Secured Creditors and (y) the other Liens permitted in Section 10.01(d) or (iii) are not otherwise generally available for use by the Company or such Subsidiary.

“Retail Business” shall mean the gasoline stations, convenience stores, car washes, alcohol and liquor licenses, inventory, refined products for sale to retail consumers, operating permits, leases and all other liabilities, obligations, property or operations which comprise the retail gasoline station business commonly known as Tesoro, 2 Go Tesoro, Tesoro Express and other similar names and which is owned and operated by the Company and Smiley’s on the Initial Funding Date, including those items disclosed on Schedule 1.01(r), and following the completion of the Retail Restructure, the retail business owned and operated by HIE Retail and its Subsidiaries.

“Retail Restructure” shall mean the assignment, transfer, sale, conveyance, winding-up or other disposition by the Company and Smiley’s of its Retail Business after the Initial Funding Date to HIE Retail and its Subsidiaries.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or Section 13.04(b) or (z) increased from time to time pursuant to Section 2.15.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“R/L Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the R/L Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the R/L Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“Sale Leaseback” shall mean any transaction or series of related transactions consummated pursuant to which the Company or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SEC” shall have the meaning provided in Section 9.01(h).

“Second Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to the Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (y) of Section 10.01(d) and (y) Permitted Liens permitted to be prior to the Liens on the Collateral in accordance with the definition “First Priority” contained herein; provided that in no event shall any such Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Security Documents.

“Secondary Obligations” shall mean all Obligations other than Primary Obligations.

“Secured Cash Management Agreement” shall mean each written agreement among one or more Qualified Credit Parties and a Secured Cash Management Creditor evidencing arrangements to provide Cash Management Services to one or more Qualified Credit Parties (where such Secured Cash Management Agreements may be evidenced by standard account terms of such Secured Cash Management Creditor).

“Secured Cash Management Creditor” shall mean the Administrative Agent and/or any Lender (and/or one or more of banking affiliates of the Administrative Agent or any Lender) that provides Cash Management Services to one or more Qualified Credit Parties, in each case designated in writing to the Administrative Agent by the Company as a provider of Cash Management Services to one or more Qualified Credit Parties.

“Secured Cash Management Obligations” shall mean all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including any interest, fees and expenses accruing after the commencement of any bankruptcy, insolvency, reorganization, receivership or similar proceeding at the rate provided for in the respective Secured Cash Management Agreements, whether or not such interest, fees or expenses is an allowed claim in any such proceeding) owing by the Qualified Credit Parties under each Secured Cash Management Agreement to which any Secured Cash Management Creditor is a party, whether now in existence or hereafter arising in each case under any Secured Cash Management Agreement.

“Secured Creditors” shall have the meaning assigned to the term “Loan Parties” in the Intercreditor Agreement.

“Secured Debt Agreements” shall mean and include (i) this Agreement, (ii) the other Credit Documents, (iii) the Secured Hedging Agreements entered into with a Secured Hedging Creditor and (iv) the Secured Cash Management Agreements entered into with a Secured Cash Management Creditor.

“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements entered into by to one or more Qualified Credit Parties with a Secured Hedging Creditor provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that (x) it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and

(y) does not constitute a “Secured Hedging Agreement” (or substantially similar definition) for purposes of any other Indebtedness subject to the Intercreditor Agreement, (ii) the Company shall have delivered to the Administrative Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement (x) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) does not constitute a “Secured Hedging Agreement” (or substantially similar definition) for purposes of any other Indebtedness subject to the Intercreditor Agreement and (z) that such Interest Rate Protection Agreement and/or Other Hedging Agreement and the obligations of the Qualified Credit Parties thereunder have been, and will be, incurred in compliance with this Agreement and (iii) on the effective date of such Interest Rate Protection Agreement and/or Other Hedging Agreement and from time to time thereafter, at the request of the Administrative Agent, the Company shall have notified the Administrative Agent in writing of the aggregate amount of exposure under such Interest Rate Protection Agreement and/or Other Hedging Agreement.

“Secured Hedging Creditor” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, in each case at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason), so long as the Administrative Agent, such Lender or such Affiliate participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement.

“Secured Hedging Obligations” shall mean all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including any interest, fees and expenses accruing after the commencement of any bankruptcy, insolvency, receivership or similar case or proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest, fees or expenses is an allowed claim in any such case or proceeding) owing by the Company or any Subsidiary Guarantor under each Secured Hedging Agreement to which any Secured Hedging Creditor is a party, whether now in existence or hereafter arising, in each case arising out of or in connection with or under any Secured Hedging Agreement (including, without limitation, in the case of a Credit Party that is a guarantor, all obligations, liabilities and indebtedness of such Credit Party under the Guaranty in respect of the Secured Hedging Agreements), and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreements” shall have the meaning provided in Section 6.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Inventory Second Lien Security Agreement or the ABL First Lien Security Agreement, as applicable.

“Security Document” shall mean and include each of the Security Agreements, each Mortgage, after the execution and delivery thereof, each Additional Security Document and each Incremental Security Document and any other related document, agreement or grant pursuant to which Holdings, the Company or any of its Subsidiaries grants, perfects or continues a security interest in favor of the ABL Loan Collateral Agent for the benefit of the Secured Creditors; provided that any cash collateral or other agreements entered into pursuant to the Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(d) and (y) the term “Credit Documents” as used in Sections 10.04(a), 10.12 and 13.01.

“Shareholders’ Agreements” shall have the meaning provided in Section 6.05(b).

“Significant Asset Sale” shall mean any Asset Sale or series of related Assets Sales (i.e. separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $10,000,000.

“Smiley’s” shall mean Smiley’s Super Service, Inc., a Hawaii corporation

“SPC” shall have the meaning provided in Section 13.04(e).

“Specified Credit Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 13.22).

“Sponsor” shall have the meaning provided in the recitals to this Agreement.

“Start Date” shall have the meaning provided in the definition of Applicable Margin.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such future automatic increase date or dates and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness (i) is, if incurred by the Company, subordinated in right of payment to the Obligations in form and substance satisfactory to the Administrative Agent, (ii) is, if incurred by the Company or a Subsidiary of the Company, subordinated in right of payment to the guarantee and other obligations made by such Person pursuant to its Guaranty and the Obligations, as the same relate to such Person in form and substance satisfactory to the Administrative Agent, (iii) is on customary market terms and conditions as determined by the Administrative Agent in its reasonable discretion, (iv) has no amortization or sinking fund payable prior to the date which is six (6) months following the Final Maturity Date, (v) has a maturity date which is on or after the date which is six (6) months following the Final Maturity Date and (vi) is evidenced by documents in form and substance satisfactory to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Company (other than a Borrower and the Excluded Subsidiaries), whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date, unless and until such time as such Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66 2⁄3%.”

“Swap Obligations” means with respect to any Subsidiary Guarantor or Borrower any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Back-Stop Arrangements” shall have the meaning provided in Section 2.01(b).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Final Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Sharing Agreements” shall have the meaning provided in Section 6.05(g).

“Taxes” shall mean all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the date upon which the Total Revolving Loan Commitments under this Agreement have been terminated, no Letter of Credit or Note is outstanding (and all Loans and Unpaid Drawings have been paid in full), all Letters of Credit have been terminated (or arrangements with respect to the Letters of Credit that are satisfactory to the Administrative Agent and the applicable Issuing Lender have been made), all Obligations under Secured Hedging Agreements and Secured Cash Management Agreements and all other Obligations (other than indemnities under the Secured Debt Agreements which are not then due and payable) then due and payable have been paid in full (or arrangements with respect to the Secured Hedging Agreements and/or Secured Cash Management Agreements that are satisfactory to the Administrative Agent and the applicable Secured Hedging Creditor or Secured Cash Management Creditor have been made) and all Secured Hedging Agreements and the Secured Cash Management Agreements have been terminated (or arrangements with respect to the Secured Hedging Agreements and the Secured Cash Management Agreements that are satisfactory to the applicable Secured Hedging Creditor or Secured Cash Management Creditor have been made)

“Tesoro” means Tesoro Corporation.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Company then last ended, in each case taken as one accounting period; provided that until September 30, 2014, Test Period shall mean each of (i) the date commencing on the Initial Borrowing Date through September 30, 2013, (ii) the date commencing on the Initial Borrowing Date through December 31, 2013, (iii) the date commencing on the Initial Borrowing Date through March 30, 2014, and (iv) the date commencing on the Initial Borrowing Date through June 30, 2014.

“Threshold Amount” shall mean $10,000,000.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Transaction” shall mean, collectively, (a) the consummation of the Acquisition, (b) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof, (c) the execution, delivery and performance by each Credit Party of the Inventory Facility Documents to which it is a party and (d) the payment of all Transaction Costs.

“Transaction Costs” shall have the meaning provided such term in the recitals to this Agreement.

“Transition Services Agreement” has the meaning provided in Section 6.05(i).

“Trigger Event” shall have the meaning provided in the Intercreditor Agreement.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA, other than a Multiemployer Plan, shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time, (b) such Lender’s R/L Percentage of the Letter of Credit Outstandings at such time and (c) solely in the case such Lender that is the Swingline Lender, its R/L Percentage of the aggregate outstanding principal amount of Swingline Loans at such time.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(b).

“Weekly Borrowing Base Period” shall mean any period (a) commencing on the date on which (i) a Default or an Event of Default has occurred and is continuing or (ii) the Excess Availability is less than the Minimum Availability Amount and (b) ending on the first date thereafter on which (i) no Default or Event of Default exists and (ii) Excess Availability has been greater than the Minimum Availability Amount for 30 consecutive days.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Company with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

1.02 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Company or any other Credit Party shall be construed to include Holdings, the Company or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Company or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2. Amount and Terms of Credit.

2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein each Lender severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Final Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers (on a joint and several basis), which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the respective Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time and (v) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (A) the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect or (B) the Aggregate Exposure to exceed the Borrowing Base at such time (based on the most recently delivered Borrowing Base Certificate).

(b) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers (on a joint and several basis), which Swingline Loans (i) shall be denominated in Dollars, (ii) shall be incurred and maintained as Base Rate Loans; (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (A) the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect or (B) the Aggregate Exposure to exceed the Borrowing Base at such time (based on the most recently delivered Borrowing Base Certificate), and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(b), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time one or more Lenders shall be a Defaulting Lender unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Company to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ R/L Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”) and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c) On any Business Day, the Swingline Lender may, in its sole discretion give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans or the Administrative Agent’s outstanding Agent Advances, as the case may be, shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s R/L Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender or the Administrative Agent, as the case may be, to repay the Swingline Lender or the Administrative Agent, as the case may be, for such outstanding Swingline Loans or Agent Advances, as the case may be. Each Lender hereby irrevocably agrees to make

Revolving Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender or the Administrative Agent, as the case may be, notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of the Borrowing Base or the Total Revolving Loan Commitment at such time and (vi) whether such Lender’s Revolving Loan Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender or the Administrative Agent, as the case may be, such participations in the outstanding Swingline Loans or Agent Advances, as the case may be, as shall be necessary to cause the Lenders to share in such Swingline Loans or Agent Advances, as the case may be, ratably based upon their respective R/L Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans or Agent Advances, as the case may be, shall be for the account of the Swingline Lender or the Administrative Agent, as the case may be, until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender or the Administrative Agent, as the case may be, interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(d) Notwithstanding anything to the contrary in Section 2.01(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Reserves in such amounts, and with respect to such matters, but subject to the limitations contained in the definition of “Reserves”, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base (which Reserves shall reduce the then existing Borrowing Base in an amount equal to such Reserves).

(e) (i) In the event that the Borrowers are unable to comply with the Borrowing Base limitations set forth in Section 2.01(a) or (ii) the Borrowers are unable to comply with the conditions precedent to the making of Revolving Loans set forth in Section 7, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans to the Borrowers (on a joint and several basis), in either case solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, Expenses and Fees, which Revolving Loans may only be made as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (x) the twentieth (20th) Business Day after such date, (y) the date the respective Borrowers are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) (the “Agent Advance Amount”) or (II) when added to the Aggregate Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Loan Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrowers shall have no right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.01(c).

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable thereto. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six (6) Borrowings of LIBOR Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent).

2.03 Notice of Borrowing. (a) Whenever a Borrower desires to incur (x) LIBOR Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), such Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 pm (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), (iv) whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto, (v) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) and (vi) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing. Except as provided in Section 2.01(c), the Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever a Borrower desires to incur Swingline Loans hereunder, such Borrower shall give the Swingline Lender no later than 2:00 p.m. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing, and (C) in the case of a Borrowing of Swingline Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the respective Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 p.m. (New York City time) on the date specified pursuant to Section 2.03(b) or (y) in the case of Mandatory Borrowings, no later than 2:00 p.m. (New York City time) on the date specified in Section 2.01(c)), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the relevant Borrower at the Payment Office, or to such other account at the relevant Borrower may specify in writing prior to the Initial Borrowing Date, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline

Loans, and third, to the relevant Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower, and the relevant Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) Each Borrower’s joint and several obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the respective Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings of one or more Types of Revolving Loans into a Borrowing of another Type of Revolving Loan; provided that, (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 pm (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such Revolving Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Revolving Loans.

2.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments, provided that all Mandatory Borrowings shall be incurred from the Lenders pro rata on the basis of their R/L Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) Each Borrower jointly and severally agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise), at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) Each Borrower jointly and severally agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) (i) Upon the occurrence and during the continuance of an Event of Default, unless the Required Lenders shall otherwise consent, each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, and (ii) all overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) monthly in arrears on each Monthly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Company and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 pm (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of such Borrower, be (x) a one, two, three or six month period, (y) to the extent agreed to by all Lenders, a twelve month period or (z) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month; provided that (in each case):

(a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Final Maturity Date.

If by 1:00 pm (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, such Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (A) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (but specifically excluding under all circumstances changes in respect of Excluded Taxes) or (2) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (B) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Company and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, the Borrowers jointly and severally agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Company by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning liquidity, capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitment hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (x) the affected Borrower or Borrowers shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 180 days prior to the date on which such Lender notifies the Borrowers of the change in law or other circumstance described in Section 2.10(a)(ii) or 2.10(c) giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor and (y) if such change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 180-day period).

(e) The parties hereto agree that notwithstanding the provisions of this Section 2.10 and the other provisions of this Agreement (including Section 3.06) and the other Credit Documents to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each ease pursuant to Basel III, shall in each case be deemed to be a “change in any applicable law”, regardless of the date enacted, adopted or issued.

2.11 Compensation. Each Borrower jointly and severally agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by any Borrower; or (d) as a consequence of (i) any other default by any Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders or in any Borrower being required to pay Indemnified Taxes or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Company shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers) pursuant to which the Replacement Lender shall acquire all of the Revolving Loans Commitment and outstanding Revolving Loans of, and all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (ii) each Issuing Lender an amount equal to such Replaced Lender’s R/L Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (iii) the Swingline Lender an amount equal to such Replaced Lender’s R/L Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) the R/L Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14 Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked. Each Borrower hereby irrevocably appoints and authorizes the Company (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as the Company deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents. It is understood that the handling of the Credit Account and the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that none of the Administrative Agent, the ABL Loan Collateral Agent, the Issuing Lender or the Lenders shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group. To induce the Administrative Agent, the Issuing Lender and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Agents, the Issuing Lender and each Lender and hold the Agents, the Issuing Lender and each Lender harmless against any and all liability, expense, loss, penalty, action, judgment, cost or claim of damage or injury, made against the such Agent, , the Issuing Lender or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Credit Account and Collateral of the Borrowers as herein provided, (b) the Administrative Agent, the ABL Loan Collateral Agent, the Issuing Lender or the Lenders’ relying on any instructions of the Company, or (c) any other action taken by the Administrative Agent, the ABL Loan Collateral Agent, the Issuing Lender or the Lenders hereunder or under the other Credit Documents, except that the Borrowers will have no liability to any Lender, Administrative Agent or the ABL Loan Collateral Agent with respect to any (x) liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender, the Administrative Agent or the ABL Loan Collateral Agent, as the case may be, or (y) any dispute solely among the Lenders, the Administrative Agent or the ABL Loan Collateral Agent other than claims against the Administrative Agent, any Lender or any of their Affiliates in its capacity or in fulfilling its role as Administrative Agent, Lead Arranger or any other similar role hereunder and under any of the other Credit Documents (other than claims arising out of any act or omission of Holdings or the Company or any of its Subsidiaries).

2.15 Incremental Commitments. (a) The Borrowers shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of the Administrative Agent (except as otherwise provided in this Section 2.15) or the Lenders (except the Issuing Lender as provided below), to request at any time and from time to time after the Effective Date (or, if later, after the satisfaction of any condition previously agreed to among the Agents and the Borrowers) and prior to the Final Maturity Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent and the Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Commitment (if any) or participate in any Letters of Credit or Swingline Loans in excess of its R/L Percentage, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.15, (ii) any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided that any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (which consents shall not be unreasonably withheld) to provide an Incremental Commitment pursuant to this Section 2.15, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.15 (including Persons who are Eligible Transferees and will become Lenders) of at least $10,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.15 shall not exceed in the aggregate $50,000,000, (v) the Borrowers shall not increase the Commitment pursuant to this Section 2.15 more than 5 times, (vi) such Incremental Commitments shall be upon all of the same terms and conditions of, and shall have the same pricing and fees (other than upfront fees to the Incremental Lenders) as provided to the other Lenders under, this Agreement, (vii) all Revolving Loans incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Loans secured by each relevant Security Document and guaranteed under the Guaranty, (viii) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swingline Loans and Letters of Credit pursuant to Sections 2.01(b) and 3.04, respectively, and make Revolving Loans as provided in Section 2.01(a) and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Credit Documents and (ix) no Default or Event of Default shall have occurred and be continuing. The Borrowers shall make reasonable efforts to afford existing Lenders the opportunity to provide such Incremental Commitment to the Borrowers.

(b) At the time of the provision of Incremental Commitments pursuant to this Section 2.15, (I) each Borrower, each Subsidiary Guarantor, the Administrative Agent, the Swingline Lender and each Issuing Lender (if the consent of each are required pursuant to Section 2.15(a)(ii)) and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Company and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.15 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) each Borrower, each Subsidiary Guarantor, the ABL Loan Collateral Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the ABL Loan Collateral Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments are secured by each relevant Security Document (the “Incremental Security Documents”) together with such legal opinions, closing certificates and other instruments, documents and agreements as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.

(c) It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the Total Revolving Loan Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Credit Document.

(d) At the time of any provision of Incremental Commitments pursuant to this Section 2.15, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement and the other Credit Documents shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.02; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.02; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Unpaid Drawings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unpaid Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unpaid Drawings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the R/L Percentages without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Commission for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such commission that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its R/L Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.02.

(C) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective R/L Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the R/L Percentage of the Aggregate Exposure of any

Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.02.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their R/L Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 3. Letters of Credit.

3.01 Letters of Credit. (a) (A) Subject to and upon the terms and conditions set forth herein, any Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Final Maturity Date, for the joint and several account of the Borrowers, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Company or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (although without limiting the joint and several nature of the Borrowers’ obligations in respect of the Letters of Credit, any particular Letter of Credit may name only one or more Borrowers as the account party therein). All Letters of Credit shall be issued on a sight basis only.

(B) [Reserved]

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the joint and several account of the Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from such Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (a) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $50,000,000 (the “Maximum Letter of Credit Amount”), (b) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) either (i) the Total Revolving Loan Commitment at such time or (ii) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), (c) each Letter of Credit shall be denominated in Dollars, (d) each standby Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Final Maturity Date, on terms acceptable to the Issuing Lender)) and (ii) ten Business Days prior to the Final Maturity Date and (e) each trade Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 180 days after the date of issuance thereof and (ii) ten Business Days prior to the Final Maturity Date.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever any Borrower desires that a Letter of Credit be issued for its account, such Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile); provided that any such notice shall be deemed to have been given on a certain day only if received by the Administrative Agent and the respective Issuing Lender before 11:00 a.m. (New York City time) on such day. Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the respective Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the respective Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that one or more Lenders is a Defaulting Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Company to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Lenders’ R/L Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c) The initial Stated Amount of each Letter of Credit (other than any Existing Letter of Credit) shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s R/L Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or R/L Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new R/L Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s R/L Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 1:00 pm (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s Percentage of the amount of such payment on such Business Day in same day funds; provided that if any such notice is given to any Participant after 1:00 pm (New York City time) on such Business Day, such payment will be made available by such Participant to such Issuing Lender on the immediately succeeding Business Day. If and to the extent such Participant shall not have so made its R/L Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its R/L Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s R/L Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its R/L Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which Holdings or the Company any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings, the Company or any Subsidiary of the Company and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) Each Borrower hereby jointly and severally agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in Dollars in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the respective Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the respective Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 1:00 pm (New York City time) on the date of such payment or disbursement from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the respective Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 1:00 pm (New York City time) on the third Business Day following the receipt by the respective Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrowers) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the respective Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.

(b) The joint and several obligations of the Borrowers under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings, the Company or any Subsidiary of the Company may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. (a) If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (but specifically excluding under all circumstances changes in respect of Excluded Taxes), then, upon the delivery of the certificate referred to below to the Company by any Issuing Lender or any

Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrowers jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

(b) Notwithstanding anything to the contrary set forth in this Section 3.06, no Borrower shall be required to compensate any Issuing Lender or L/C Participant for any increased costs or reductions incurred more than 180 days prior to the date on which such Issuing Lender or L/C Participant notifies such Borrower of the change in applicable law or other circumstance under Section 3.06(a) giving rise to such increased costs or reductions and the intention of such Issuing Lender or L/C Participant to claim compensation therefor; provided that if such change in applicable law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 180-day period).

Section 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Final Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective R/L Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit; provided upon the occurrence of an Event of Default such fee shall be at a rate which is 2% in excess of such Applicable Margin. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrowers jointly and severally agree to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment, upon which no Letters of Credit remain outstanding.

(d) The Borrowers jointly and severally agree to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrowers jointly and severally agree to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by Holdings, the Company or any of its Subsidiaries and the Administrative Agent.

4.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $5,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender and (ii) after giving effect to such termination (x) the aggregate amount of the Letter of Credit Outstandings shall not exceed the Maximum Letter of Credit Amount and (y) the aggregate principal amount of Swingline Loans then outstanding shall not exceed the Maximum Swingline Amount.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Company shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office

(which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and such Lender’s R/L Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03 Mandatory Reduction of Commitments. (a) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on September 30, 2013, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the earlier of (i) the Final Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

Section 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 1:00 pm (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (y) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect; and (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans except as provided in Section 2.16.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of Section 13.12(b), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) such Lender’s R/L Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (ii) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

5.02 Mandatory Repayments; Cash Collateralization. (a) (i) On any day on which the Aggregate Exposure exceeds (A) 100% (or, during an Agent Advance Period, 110%) of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) and/or (B) the Total Revolving Loan Commitment at such time, then in each case, the Borrowers jointly and severally shall repay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds (A) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) and/or (B) the Total Revolving Loan Commitment at such time, then in each case, the Borrowers jointly and severally shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (such amounts held as security in such cash collateral account are defined herein as “Cash Collateral”).

(ii) On any day on which the aggregate amount of the Letter of Credit Outstandings exceeds the Maximum Letter of Credit Amount, the Borrowers jointly and severally shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(iii) On any day on which the aggregate principal amount of Swingline Loans then outstanding exceeds the Maximum Swingline Amount, the Borrowers jointly and severally shall repay on such day the principal of Swingline Loans in an amount equal to such excess.

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which the Company or any of its Subsidiaries receives any cash proceeds from any Asset Sale of Loan Collateral, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Dominion Period then exists and the Company delivers a certificate (which certificate shall set forth the estimates of the Net Sale Proceeds to be so expended) to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 10.11 within the Relevant Reinvestment Period, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(b) are not so reinvested within such Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 5.02(b) without regard to the preceding proviso; provided, however, that notwithstanding the foregoing, on each date on or after the Effective Date upon which the Company or any of its Subsidiaries receives any cash proceeds from any Asset Sale of Loan Collateral not in the ordinary course of business, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within three Business Days of receipt thereof as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e).

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which the Company or any of its Subsidiaries receives any cash proceeds from any Recovery Event in respect of Loan Collateral (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $100,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e) provided, however, such Net Insurance Proceeds shall not be required to be so applied on such date so long as no Dominion Period then exists and the Company delivers a certificate (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended) to the Administrative Agent on or prior to such date stating that such Net Insurance Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 10.11 within the Relevant Reinvestment Period, and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied as provided above in this Section 5.02(c) are not so reinvested within such Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 5.02(c) without regard to the preceding proviso.

(d) Each amount required to be applied pursuant to Sections 5.02 (b) and (c) in accordance with this Section 5.02(d) shall be applied (i) first, to repay the outstanding principal amount of Swingline Loans without any reduction in the Total Revolving Loan

Commitment, (ii) second, if no Swingline Loans are or remain outstanding, to repay the outstanding principal amount of Revolving Loans without any reduction in the Total Revolving Loan Commitment and (iii) third, if no Swingline Loans or Revolving Loans are or remain outstanding, to cash collateralize Letters of Credit (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the applicable Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit).

(e) With respect to each repayment of Loans required by this Section 5.02, the Borrowers may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided that: (i) repayments of LIBOR Loans pursuant to this Section 5.02(a) made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion. For the avoidance of doubt, it is understood that all mandatory repayments made pursuant to Sections 5.02(a), (b), and (c) will be made without a corresponding reduction to the Total Revolving Loan Commitment.

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Swingline Loans shall be repaid in full in cash or, subject to satisfaction of the other terms and provisions or this Agreement, with the proceeds of a Revolving Loan (but not a Swingline Loan) on the earlier of (x) the fifth Business Day following the date the incurrence of such Swingline Loans and (y) Swingline Expiry Date, (ii) all then outstanding Revolving Loans shall be repaid in full on the Final Maturity Date and (iii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

(g) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the amount required pursuant to this Section 5.02.

(i) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure or portion of Letter of Credit Outstandings required to be cash collateralized, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.02 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.02 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

5.03 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 pm (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) Each Borrower and each Subsidiary Guarantor shall, along with the ABL Loan Collateral Agent and certain financial institutions selected by the Company and approved by the Administrative Agent (the “Collection Banks”), enter into on or prior to the date hereof (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements with respect to all Deposit Accounts (other than Excluded Accounts). Each Borrower and each Subsidiary Guarantor shall instruct all Account Debtors of each Borrower and each Subsidiary Guarantor to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Collection Account. All amounts received by any Borrower and any Subsidiary Guarantor and any Collection Bank in respect of any Account, in addition to all other cash received from any other source, shall upon receipt be deposited into a Collection Account or directly into a Concentration Account. Each Borrower and each Subsidiary Guarantor shall, along with the ABL Loan Collateral Agent and each of those banks in which any other Deposit Accounts other than Excluded Accounts are maintained, enter into on or prior to the date hereof (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements.

(c) All amounts held in all of the Collection Accounts and Disbursement Accounts with respect to each Borrower and each Subsidiary Guarantor shall be wired by the close of business on each Business Day into one or more concentration accounts with the ABL Loan Collateral Agent and/or one or more other institutions reasonably acceptable to the Administrative Agent (each, a “Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All of the Collection Accounts and Disbursement Accounts shall be “zero” balance accounts. So long as no Dominion Period then exists, the Borrowers and the Subsidiary Guarantors shall be permitted to transfer cash from the Concentration Accounts to the Disbursement Accounts and other Excluded Accounts to be used for working capital and general corporate purposes, all subject to the requirements of this Section 5.03(c) and pursuant to procedures and arrangements to be determined by the Administrative Agent. If a Dominion Period exists, all collected amounts held in the Concentration Accounts shall be applied as provided in Section 5.03(d).

(d) Each Cash Management Control Agreement relating to a Concentration Account shall include provisions that allow, during any Dominion Period, for all collected amounts held in such Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Administrative Agent (each, a “DB Account”). Subject to the terms of the respective Security Document, all amounts received in a DB Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts otherwise required to be applied pursuant to Section 5.02(b) or (c) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document): (i) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and the ABL Loan Collateral Agent under any of the Credit Documents and to repay or prepay outstanding Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Sections 2.01(e) and 2.01(c); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Loans (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Administrative Agent, the ABL Loan Collateral Agent and the Lenders under any of the Credit Documents; and (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to be returned to the Company for the account of the Borrowers; provided, however, that notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Guarantor or any Borrower shall not be paid with amounts received from such Subsidiary Guarantor or Borrower or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(e) Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or the Subsidiary Guarantors’ contracts or obligations relating to the Accounts.

5.04 Net Payments. (a) (i) Except as otherwise expressly set forth herein, all payments made by the Borrowers hereunder and under any Note will be made without setoff, counterclaim or other defense. All such payment will be made free and clear of, and without deduction or withholding for, any Indemnified Taxes. If any Indemnified Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnified Taxes will not be less than the amount provided for herein or in such Note. The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Indemnified Taxes is due pursuant to applicable law certified (to the extent possible) copies of tax receipts evidencing such payment by such Borrowers. The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Lender.

(ii) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (x) the affected Borrower or Borrowers shall not be required to compensate a Lender pursuant to this Section 5.04 for any Indemnified Taxes incurred more than 180 days prior to the date on which such Lender notifies the

Borrowers of such Indemnified Taxes and of such Lender’s intention to claim compensation therefor and (y) if such change in law giving rise to such Indemnified Taxes is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 180-day period).

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. Federal income tax purposes agrees to deliver to the Company and the Administrative Agent on or prior to the Effective Date (in such number of copies as shall be requested by the recipient) and on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Foreign Lender shall, in the case of any payment made after December 31, 2012 in respect of any Loan, Letters of Credit, Note or Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by the IRS to demonstrate that the relevant Lender has complied with the applicable reporting requirements of FATCA (including, without limitation, those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), so that such payments made to such Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FATCA. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Company and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and U.S. Tax Compliance Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in Indemnified Taxes under this Agreement and any Note, or such Lender shall immediately notify the Company and the Administrative Agent of its reasonable determination regarding its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.04(c). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b), (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Indemnified Taxes from interest, Fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Company applicable forms or certificates that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of Indemnified Taxes (or which would otherwise be Indemnified Taxes) (I) if such Lender has not provided to the Company the forms or certificates required to be provided to the Company pursuant to Section 5.04(b) through (d) or (II) to the extent that such forms do not establish a complete exemption from withholding of such Indemnified Taxes.

(d) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Company and the Administrative Agent on or prior to the Effective Date (in such number of copies as shall be requested by the recipient) and on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and such other documentation that will enable the Company and the Administrative Agent to determine that such Lender is not subject to withholding or information reporting requirements.

5.05 Application of Proceeds. (a) Subject to the terms of the Intercreditor Agreement, all moneys collected by the ABL Loan Collateral Agent (or, to the extent any other Security Document requires proceeds of collateral thereunder, which constitutes Loan Collateral, to be applied in accordance with the provisions of this Agreement, the assignee, mortgagee or other corresponding party under such other Security Document) upon any sale or other disposition of the Loan Collateral, together with all other moneys received by the ABL Loan Collateral Agent hereunder (or, to the extent any other Security Document requires proceeds of collateral thereunder, which constitutes Loan Collateral, to be applied in accordance with the provisions of this Agreement, the assignee, mortgagee or other corresponding party under such other Security Document) with respect thereto, shall be applied as follows:

(i) first, to the payment of all amounts owing the ABL Loan Collateral Agent in respect of (A) any and all sums advanced by the ABL Loan Collateral Agent in order to preserve the Collateral or to preserve its security interest in the Collateral, (B) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the ABL Loan Collateral Agent of its rights, together with attorney’s fees and court costs, (C) all amounts payable by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 12.6 of this Agreement and (D) all amounts owing to the ABL Loan Collateral Agent pursuant to any of the Secured Debt Documents in its capacity as ABL Loan Collateral Agent;

(ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), to the payment of all amounts owing to any Agent in respect of (A) all amounts payable by any Indemnitee as to which such Indemnitee has a right to reimbursement under Section 12.6 of this Agreement and (B) all amounts owing to such Agent pursuant to any of the Secured Debt Documents in its capacity as Agent;

(iii) third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations which are Credit Document Obligations shall be paid to the Secured Creditors (other than the Secured Hedging Creditors and the Secured Cash Management Creditors) as provided in Section 5.05(d) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Primary Obligations which are Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations which are Credit Document Obligations shall be paid to the Secured Creditors (other than the Secured Hedging Creditors and the Secured Cash Management Creditors) as provided in Section 5.05(d) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Secondary Obligations which are Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v) fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), an amount equal to the outstanding Primary Obligations which are Secured Cash Management Obligations and Secured Hedging Obligations shall be paid to the Secured Creditors which are Secured Hedging Creditors or Secured Cash Management Creditors as provided in Section 5.05(d) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Primary Obligations which are Secured Cash Management Obligations and Secured Hedging Obligations Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(vi) sixth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (v), inclusive, an amount equal to the outstanding Secondary Obligations which are Secured Cash Management Obligations and Secured Hedging Obligations shall be paid to the Secured Creditors which are Secured Hedging Creditors or Secured Cash Management Creditors as provided in Section 5.05(d) hereof, with each such Secured Creditor receiving an amount equal to its outstanding Secondary Obligations which are Secured Cash Management Obligations and Secured Hedging Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(vii) seventh, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (vi), inclusive, if the Termination Date has not theretofore occurred, amounts equal to the Inventory Obligations (as defined in the Intercreditor Agreement) shall be paid to the Inventory Collateral Agent for application to the Inventory Obligations in accordance with provisions of the Intercreditor Agreement; and

(viii) eighth, to the extent proceeds remain after the application (i) through (vii), inclusive, and following the termination of this Agreement, to the relevant Borrower or to whomever may be lawfully entitled to receive such surplus.

(b) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 5.05 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(c) Each of the Secured Creditors, by their acceptance of the benefits hereof and of the Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this

Agreement (which shall only occur after all outstanding Revolving Loans under the this Agreement and Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent under this Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under this Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the ABL Loan Collateral Agent for distribution in accordance with Section 5.05(a) hereof.

(d) Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, and (y) if to the Secured Hedging Creditors or the Secured Cash Management Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Secured Hedging Creditors or the Secured Cash Management Creditors, as applicable, or, in the absence of such a Representative, directly to the Secured Hedging Creditors or the Secured Cash Management Creditors, as applicable.

(e) For purposes of applying payments received in accordance with this Section 5.05, the ABL Loan Collateral Agent shall be entitled to rely upon the Administrative Agent and the Representative or, in the absence of such a Representative, upon the Secured Hedging Creditors and the Secured Cash Management Creditors, as applicable, for a determination (which the Administrative Agent, each Representative, the Secured Hedging Creditors and the Secured Cash Management Creditors agree (or shall agree) to provide upon request of the ABL Loan Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors or the Secured Hedging Creditors or the Secured Cash Management Creditors, as the case may be. Unless it has received written notice from a Lender Creditor or a Secured Hedging Creditor or a Secured Cash Management Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the ABL Loan Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from a Secured Hedging Creditor to the contrary, the ABL Loan Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements are in existence.

(f) It is understood that the Borrowers shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Loan Collateral and the aggregate amount of the Obligations.

(g) It is understood and agreed by each Borrower and each Secured Creditor that the ABL Loan Collateral Agent shall have no liability for any determinations made by it in this Section 5.05 (including, without limitation, as to whether given Collateral constitutes Inventory Collateral or Loan Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the ABL Loan Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Borrower and each Secured Creditor also agrees that the ABL Loan Collateral Agent may (but shall not be required

to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Loan Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the ABL Loan Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 6. Conditions Precedent to Credit Events on the Initial Borrowing Date. The occurrence of the Effective Date and obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.01 Effective Date; Notes. On or prior to the Initial Borrowing Date, (a) the Effective Date shall have occurred as provided in Section 13.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Revolving Notes executed by the Borrowers and if requested by the Swingline Lender, the appropriate Swingline Notes executed by the Borrowers, in each case, in the amount, maturity and as otherwise provided herein.

6.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Company by the chairman of the board, the chief executive officer, the president or any vice president of the Company, certifying on behalf of the Company that all of the conditions in Sections 6.06 through 6.08, inclusive, 6.13 and 7.01 have been satisfied on such date.

6.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from Porter Hedges LLP, Brown Rudnick LLP, special New York counsel, and Goodsill Anderson Quinn & Stifel, special Hawaii counsel, to the Credit Parties, an opinion addressed to the Administrative Agent, the ABL Loan Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibits E-1, E-2, and E-3 respectively, and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04 Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, all Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Business proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.

6.05 Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Transition Services. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the following documents:

(a) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other material “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described herein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(b) all agreements entered into by any Credit Party governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders relating to any such entity with respect to its equity interests (collectively, the “Shareholders’ Agreements”);

(c) all material agreements with members of, or with respect to, the management of any Credit Party and all material executive management equity and incentive options (collectively, the “Management Agreements”);

(d) all material employment agreements entered into by any Credit Party (collectively, the “Employment Agreements”);

(e) all non-compete agreements entered into by any Credit Party which restrict the activities of such Credit Party (collectively, the “Non-Compete Agreements”);

(f) all collective bargaining agreements applying or relating to any employee of any Credit Party (collectively, the “Collective Bargaining Agreements”);

(g) all tax sharing, tax allocation and other similar agreements entered into by any Credit Party (collectively, the “Tax Sharing Agreements”);

(h) all agreements evidencing or relating to Indebtedness of any Credit Party which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

(i) the Transition Services Agreement (as defined in the MIPA and herein the “Transition Services Agreement”);

(j) the Inventory Facility Documents.

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, Tax Sharing Agreements, Existing Indebtedness Agreements, Transition Services Agreement and Inventory Facility Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

6.06 Consummation of the Acquisition. (a) On the Initial Borrowing Date, the Acquisition shall have been consummated in accordance with the terms of the MIPA, and the MIPA shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and Holdings shall not have consented to any action which would require the consent of Holdings under the MIPA, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interest of the Lenders in any material respect, in any such case without the prior written consent of the Agents.

(b) On the Initial Borrowing Date and after giving effect to the consummation of the Transaction, Holdings and its Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, (ii) the Inventory Facility and (iii) certain other indebtedness existing on the Effective Date as listed on Schedule 8.21 (with the Indebtedness described in this sub clause (iii) being herein called the “Existing Indebtedness”). On and as of the Initial Borrowing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

(c) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.06 have been satisfied on the Initial Borrowing Date.

(d) During the period from June 17, 2013, through the Initial Borrowing Date, the Acquired Refinery Business shall have been operated in accordance with the MIPA.

6.07 Adverse Change, Approvals. (a) Since December 31, 2011, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have a Material Adverse Effect.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents.

6.08 Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect or which would prohibit the Transaction.

6.09 Guaranty. On the Initial Borrowing Date, Holdings shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Guaranty”) and the Guaranty shall be in full force and effect.

6.10 Intercreditor Agreement. On the Initial Borrowing Date, each Credit Party, the ABL Loan Collateral Agent (for and on behalf of the Secured Creditors) and the ABL Loan Collateral Agent (for and on behalf of Inventory Party) shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit Q (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

6.11 Security Agreements. (a) On the Initial Borrowing Date, each Borrower and Subsidiary Guarantor shall have duly authorized, executed and delivered the Inventory Second Lien Security Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Inventory Second Lien Security Agreement” collectively and with the ABL First Lien Security Agreement and the Membership Interest Pledge Agreement, the “Security Agreements”) covering all of such Borrower’s or Subsidiary Guarantor’s Inventory Second Lien Security Agreement Security Agreement Collateral and shall have delivered to the ABL Loan Collateral Agent or Inventory Collateral Agent as bailee for the ABL Loan Collateral Agent, as pledgee thereunder, all of the Possessory Collateral, if any, referred to therein (the “Possessory Collateral”) and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Possessory Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Possessory Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable, to perfect the security interests purported to be created by the Inventory Second Lien Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Company or any Subsidiary Guarantor as debtor and that are filed in the jurisdictions necessary to perfect such security interests and in such other jurisdictions in which

Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Company, Holdings or any of their respective Subsidiaries as debtor (none of which shall cover any of the Collateral except (i) to the extent evidencing Permitted Liens or (ii) those in respect of which the ABL Loan Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Inventory Second Lien Security Agreement as may be necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the Security Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Inventory Second Lien Security Agreement have been taken, and the Inventory Second Lien Security Agreement shall be in full force and effect.

(b) On the Initial Borrowing Date, each Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered the ABL First Lien Security Agreement in the form of Exhibit I (as amended, modified, restated and/or supplemented from time to time, the “ABL First Lien Security Agreement”) covering all of such Borrower’s or Subsidiary Guarantor’s ABL First Lien Security Agreement Security Agreement Collateral and shall have delivered to the ABL Loan Collateral Agent or Inventory Collateral Agent as bailee for the ABL Loan Collateral Agent, as pledgee thereunder, all of the Possessory Collateral, if any, referred to therein (the “Possessory Collateral”) and then owned by such Borrower or Subsidiary Guarantor, endorsed in blank in the case of promissory notes constituting Possessory Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable, to perfect the security interests purported to be created by the ABL First Lien Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Company or any Subsidiary Guarantor as debtor and that are filed in the jurisdictions necessary to perfect such security interests and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Company or any Subsidiary Guarantor as debtor (none of which shall cover any of the Collateral except (i) to the extent evidencing Permitted Liens or (ii) those in respect of which the ABL Loan Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the ABL First Lien Security Agreement as may be necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the ABL First Lien Security Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable to perfect and protect the security interests purported to be created by the ABL First Lien Security Agreement have been taken, and the ABL First Lien Security Agreement shall be in full force and effect.

(c) On the Initial Borrowing Date, Holdings shall have duly authorized, executed and delivered the Pledge and Security Agreement in the form of Exhibit S (as amended, modified, restated and/or supplemented from time to time, the “Holding Pledge Agreement”) covering all of Holdings’ Equity Interests and shall have delivered to the ABL Loan Collateral Agent or Inventory Collateral Agent as bailee for the ABL Loan Collateral Agent, as pledgee thereunder, all of the Possessory Collateral, if any, referred to therein (the “Possessory Collateral”) and then owned by Holdings, endorsed in blank, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable, to perfect the security interests purported to be created by the Membership Interest Pledge Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings as debtor and that are filed in the jurisdictions necessary to perfect such security interests and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name Holdings as debtor (none of which shall cover any of the Collateral except (i) to the extent evidencing Permitted Liens or (ii) those in respect of which the ABL Loan Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Membership Interest Pledge Agreement as may be necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the Membership Interest Pledge Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the ABL Loan Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Membership Interest Pledge Agreement have been taken, and the Membership Interest Pledge Agreement shall be in full force and effect.

6.12 Inventory Facility Documents. (a) On the Effective Date, the Inventory Facility shall have been consummated in accordance with the terms and conditions of the Inventory Facility Documents and all applicable law.

(b) On the Effective Date, (i) the Administrative Agent shall have received true and correct copies of all Inventory Facility Documents, in each case certified as such by an Authorized Officer of Holdings, (ii) all such Inventory Facility Documents and all terms and conditions thereof (including, without limitation, quantities, covenants, defaults, remedies, guaranties and guarantors) shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and (iii) all such Inventory Facility Documents shall be in full force and effect. All conditions precedent to the consummation of the transactions under the Inventory Facility Documents and as set forth in the Inventory Facility Documents therefor, shall have been satisfied, and not waived unless consented to by the Administrative Agent and the Required Lenders, to the reasonable satisfaction of the Administrative Agent and the Required Lenders.

6.13 Landlord Waivers; etc. On the Initial Borrowing Date, the ABL Loan Collateral Agent shall have received:

(a) to the extent obtainable on or prior to the Initial Borrowing Date, fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds of the Company or any of its Subsidiaries forming part of the Acquired Refinery Business and designated as “Leaseholds Subject to Landlord Waivers” on Schedule 8.12 each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(b) to the extent requested by the Administrative Agent, copies of all leases in which the Company or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any.

6.14 Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received (a) true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d), (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Refinery Business for each fiscal quarter of the Acquired Refinery Business ended after the close of its most recent fiscal year and at least 45 days prior to the Initial Borrowing Date, (c) interim financial statements of the Acquired Refinery Business for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the Initial Borrowing Date (taking in to account the ongoing shut-down of the Refinery operations by Tesoro which commenced in April 2013 and other actions by Tesoro which are permitted under the MIPA), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.15 Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:

(a) a solvency certificate from an Authorized Officer of Holdings in the form of Exhibit J; and

(b) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Company and its Subsidiaries, in form and substance reason-ably satisfactory to the Administrative Agent and naming the ABL Loan Collateral Agent as an additional insured and/or as loss payee, as applicable, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the ABL Loan Collateral Agent.

6.16 Fees, etc. On the Initial Borrowing Date, the Borrowers shall have paid to the Administrative Agent (and its relevant affiliates), the ABL Loan Collateral Agent and each Lender all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates), the ABL Loan Collateral Agent or such Lender to the extent then due.

6.17 Initial Borrowing Base Certificate; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 9.01(j).

(b) On the Initial Borrowing Date, after giving effect to the Transaction (and the Credit Events hereunder), the Excess Availability shall equal or exceed $40,000,000 and the Company shall have delivered an officer’s certificate from a Financial Officer demonstrating in reasonable detail such Excess Availability.

6.18 Field Examinations; etc. On or prior to the Initial Borrowing Date, the Company shall have provided to the Administrative Agent and the ABL Loan Collateral Agent a collateral examination of the Accounts, in scope, and from a third-party consultant, reasonably satisfactory to the Administrative Agent and the ABL Loan Collateral Agent, and the results of such collateral examination and commercial finance field review shall be in form and substance reasonably satisfactory to the Administrative Agent and the ABL Loan Collateral Agent.

6.19 Patriot Act. The Administrative Agent and the Lenders shall have received at least five (5) Business Days prior to the Initial Borrowing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

6.20 Federal Reserve Board. All Loans and all other financings to the Borrowers (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulation T, Regulation U and Regulation X.

6.21 Mortgage. The ABL Loan Collateral Agent shall have received:

(a) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Administrative Agent, which Mortgages and UCC fixture filings shall cover each Real Property owned by any Qualified Credit Party and designated as a “Mortgaged Property” on Schedule 6.21, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(b) a recent survey of each Mortgaged Property (and all improvements thereon) (w) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (x) dated not earlier than six months prior to the date of delivery thereof, (y) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent), and (z) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, or one or more affidavits of no change, such surveys or affidavits to be sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property;

(c) flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, certified to the ABL Loan Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 6.07, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release Holdings or the Borrowers from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).

Section 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03 Borrowing Base Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):

(i) the Aggregate Exposure would not exceed 100% (or, during an Agent Advance Period 110%) of the Borrowing Base at such time; and

(ii) the Aggregate Exposure at such time would not exceed the Total Revolving Loan Commitment at such time.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to the occurrence of the Effective Date and the Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to the occurrence of the Effective Date and the Credit Events on or after the Initial Borrowing Date) and applicable to the occurrence of the Effective Date and such Credit Event are satisfied as of that time (other than any conditions in Section 6 that are required to be satisfactory to the Administrative Agent). All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the

Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrowers make the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

8.01 Company Status. Each Credit Party (i) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (ii) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage (it being understood and permitted for the Company and its Subsidiaries to consummate the Retail Restructure) and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of this clause (c) for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the Inventory Facility Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any its property or assets is bound or to which it may be subject including, without limitation, the Inventory Facility Documents, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

8.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents and the Inventory Facility Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The unaudited consolidated balance sheet of the Company at December 31, 2012, and the audited consolidated balance sheet of the Company at December 31, 2011 and December 31, 2010 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for the Fiscal Years of December 31, 2012, December 31, 2011 and December 31, 2010 ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Company at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Company at June 30, 2013 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for the 6 month period ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Company at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b) On and as of the Initial Borrowing Date, and after giving effect to the Transaction, all Indebtedness (including the Loans) being incurred or assumed, the Inventory Facility, and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties (taken as a whole) will exceed their respective debts, (ii) the sum of the present fair saleable value of the assets of the Credit Parties (taken as a whole) will exceed their respective debts, (iii) the Credit Parties (taken as a whole) have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond it or their respective ability to pay such debts as such debts mature, and (iv) the Credit Parties (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for obligations incurred under the Inventory Facility Documents, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Credit Parties of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings, the Company or any Subsidiaries of the Company. As of the Initial Borrowing Date, neither Holdings nor the Company knows of any basis for the assertion against it or any of Subsidiaries of the Company of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to Holdings, the Company and the Subsidiaries of the Company taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to Holdings or the Borrowers to be misleading in any material respect or which fail to take into account material information known to Holdings or the Borrowers regarding the matters reported therein. On the Initial Borrowing Date, Holdings and the Borrowers believe that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(e) After giving effect to the Transaction, since December 31, 2011, to the knowledge of Holdings and the Borrowers after reasonable inquiry nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrowers, threatened (i) with respect to the Transaction or any Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or any of the Borrowers in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or any of the Borrowers in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information.

8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used for the working capital and general corporate purposes (including Permitted Acquisitions) of the Company and its Subsidiaries and all Letters of Credit will be used for general corporate purposes of the Company and its Subsidiaries; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. Not more than 25% of the value of the assets of Holdings, any Borrower and their respective Subsidiaries taken as a whole is represented by Margin Stock

8.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings and the Borrowers, threatened by any authority regarding any taxes relating to any Credit Party. As of the Initial Borrowing Date, no Credit Party has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Credit Party, or is aware of any circumstances that would cause the taxable years or other taxable periods of any Credit Party not to be subject to the normally applicable statute of limitations. For U.S. federal income tax purposes the Acquisition was treated as an acquisition and assumption of the assets and liabilities of the Company by Holdings. For U.S. federal income tax purposes, (i) the Company is disregarded as an entity separate from Holdings and (ii) Holdings is disregarded as an entity separate from Par Petroleum Corporation, a Delaware corporation (“Par Petroleum”), each within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).

8.10 Compliance with ERISA. (a) Schedule 8.10 sets forth each Plan as of the Initial Borrowing Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 8.10, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of Holdings or any of its Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of Holdings or any of its Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c) No Multiemployer Plan (other than any Multiemployer Plan that could not reasonably be expected to have a Material Adverse Effect) is insolvent or in reorganization. None of Holdings or any of its Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan that would have a Material Adverse Effect, and, if each of Holdings, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or any of its Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e) Holdings, its Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA other than any extension that could not reasonably be expected to result in a Material Adverse Effect. Holdings, its Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions which would reasonably be expected to result in a Material Adverse Effect. None of Holdings, its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC which would reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of Holdings, its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan. None of Holdings, its Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA other than such liability as could not reasonably be expected to result in a Material Adverse Effect.

(g) Except as would not individually or in the aggregate, result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11 Security Documents. (a) The provisions of the Security Agreements are effective to create in favor of the ABL Loan Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in all of the Security Agreement Collateral described therein, and the ABL Loan Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(d) are subject to the terms of the Intercreditor Agreement). The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Inventory Second Lien Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Inventory Second Lien Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Inventory Second Lien Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Inventory Second Lien Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Inventory Second Lien Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Inventory Second Lien Security Agreement.

(b) The security interests created under the Inventory Second Lien Security Agreement in favor of the ABL Loan Collateral Agent, as pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in all Possessory Collateral described in the Inventory Second Lien Security Agreement, subject to no security interests of any other Person (other than, subject to the terms of the Intercreditor Agreement, Permitted Liens described in clause (y) of Section 10.01(d)). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Possessory Collateral under the Inventory Second Lien Security Agreement other than with respect to that portion of such Collateral constituting General Intangibles under the UCC.

(c) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the ABL Loan Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto and, subject to the provisions of the Intercreditor Agreement, Liens securing the Inventory Facility) and subject to no other Liens (other than Permitted Encumbrances related thereto and, subject to the provisions of the Intercreditor Agreement, Liens securing the Inventory Facility (it being understood that the Permitted Liens described in clause (4) of Section 10.01(d) are subject to the terms of the Intercreditor Agreement)).

8.12 Properties. (a) All Real Property owned or leased by any Credit Party as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12 (excluding Real Property which is part of the Retail Business). Each Credit Party has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement and except to the extent such property is part of the Retail Business), free and clear of all Liens, other than Permitted Liens. Each Credit Party has a valid and indefensible leasehold interest in the material properties which comprise the Acquired Refinery Business and which leased by it free and clear of all Liens other than Permitted Liens.

(b) All pipelines, pipeline easements, utility lines, utility easements and other easements, servitudes and rights-of-way burdening or benefiting the Refinery will not, as of the Effective Date, materially interfere with or prevent any operations conducted at the Refinery by any Credit Party in the manner operated on the date of this Agreement, except for any Permitted Liens. Except for Permitted Liens, with respect to any pipeline, utility, access or other easements, servitudes, and licenses located on or directly serving the Refinery and owned or used by any Credit Party in connection with its operations at the Refinery, to each Credit Party’s knowledge, such agreements are in full force and effect other than agreements that, individually or in the aggregate are not material to any Credit Party, and no defaults exist thereunder and no events or conditions exist which, with or without notice or lapse of time or both, would constitute a default thereunder or result in a termination, except for such failures, defaults, terminations and other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.13 Capitalization. (a) As of the Initial Borrowing Date, except as set forth on Schedule 8.13 hereto, Holdings does not have outstanding any membership interests or other securities convertible into or exchangeable for its membership interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its membership interests or any appreciation or similar rights.

(b) On the Borrowing Date, the authorized Equity Interests of the Company consist of membership interests, 100% of which membership interests are owned by Holdings.

(c) All outstanding Equity Interests of the Borrowers have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Neither Holdings nor any of the Borrowers have outstanding any Equity Interests or other securities convertible into or exchangeable for its Equity Interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, their Equity Interests or any appreciation or similar rights.

8.14 Subsidiaries. On and as of the Initial Borrowing Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for such Subsidiary’s Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, such Subsidiary’s Equity Interests or any stock appreciation or similar rights.

8.15 Compliance with Statutes, etc. Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17 Representations and Warranties in Other Documents. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

8.18 Environmental Matters. Except as set forth in Schedule 8.18 (which matters set forth in Schedule 8.18 would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and except as to other matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending or to the knowledge of Holdings or Borrower, threatened, against Holdings or any of its Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of Holdings or the Borrower, threatened under any Environmental Law with respect to any Real Property owned by Holdings or any Subsidiary; (d) neither Holdings nor any of its Subsidiaries has agreed to assume or accept responsibility, for any existing liability of any other Person under any Environmental Law; and (e) there are no conditions or occurrences with respect to the past or present business, operations, properties or facilities of Holdings or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law that would have or could reasonably be expected to cause a Material Adverse Effect. No Credit Party has received any letter or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

8.19 Employment and Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and any Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and any Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and any Borrower, threatened against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to Holdings’ knowledge, threatened against Holdings or any of its Subsidiaries, and (v) no wage and hour department investigation has been made of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20 Intellectual Property, etc. Each Credit Party owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights,

licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of the Acquired Refinery Business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.21 Indebtedness. Schedule 8.21 sets forth a list of all Indebtedness (including Contingent Obligations) of each Credit Party as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding (i) the Obligations and (ii) the Inventory Facility and related obligations), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any Subsidiary Guarantor which directly or indirectly guarantees such debt.

8.22 Insurance. Schedule 8.22 sets forth a listing of all insurance maintained by the Company and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.23 Borrowing Base Calculation. The calculation by the Company of the Borrowing Base and the valuation thereunder is complete and accurate in all material respects.

8.24 Anti-Terrorism Law. (a) Neither Holdings nor any of its Subsidiaries is in violation (other than immaterial violations) of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings and each Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b) Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings and each Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.23(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.25 Inventory Facility. All Obligations hereunder and under the other Credit Documents (including the Guaranty and the Security Documents) are expressly permitted under the Inventory Facility Documents.

Section 9. Affirmative Covenants. Each of Holdings and each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Company will furnish to each Lender:

(a) Monthly Reports. Within 30 days after the end of each fiscal month of the Company (other than the last fiscal month of each Fiscal Quarter of the Company), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal month and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior Fiscal Year (provided that, comparative figures shall not be required to be provided until the month ended September 30, 2014, and monthly thereafter) and comparable budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to Section 9.01(e) all of which shall be certified by a Financial Officer of the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Company, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year (provided that, comparative figures shall not be required to be provided until the quarter ended September 30, 2014, and quarterly thereafter) and (x) comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to

Section 9.01(e), all of which shall be certified by an Authorized Officer of the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c) Annual Financial Statements. On or before October 31, 2013 in the case of the Company’s Fiscal Year ending December 31, 2012, and within 90 days (or in the event that the SEC shall permit Par Petroleum to timely file its annual financial statements more than 90 days after the close of its Fiscal Year, within such longer period (but not to exceed 115 days)) after the close of each Fiscal Year of the Company beginning with the Fiscal Year ending December 31, 2013, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth, comparative figures for the preceding Fiscal Year (provided that, comparative figures shall not be required to be provided until the Fiscal Year ended December 31, 2014, and annually thereafter) and certified by independent certified public accountants of recognized national or regional standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(d) Management Letters. Promptly after the Company’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e) Budgets. No later than the 60th day of each Fiscal Year of the Company, a budget in form reasonably satisfactory to the Administrative Agent (including (x) budgeted statements of income, sources and uses of cash and balance sheets for the Company and its Subsidiaries on a consolidated basis and (y) expected timing and duration of Major Scheduled Turnarounds) for each of the twelve months of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from a Financial Officer of the Company in the form of Exhibit K certifying on behalf of the Company that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Section 10.07, at the end of such Fiscal Quarter or Fiscal Year, as the case may be, (setting forth, for the purposes of such certificate, calculations setting forth the Fixed Charge Coverage Ratio for such period irrespective of whether a Compliance Period exists at such time), at the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (ii) certify that there have been no changes to Schedules 5, 6, 7, 8, 9 or 10 of the Inventory Second Lien Security Agreement or Schedules 1, 2, 4 or 6 of the ABL First Lien Security Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the ABL Loan Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(g) Notice of Default, Litigation, Refinery Disruption and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of any Credit Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against any Credit Party (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document (iii) any event which halts or materially disrupts production at the Refinery for a period of more than 10 consecutive days, or (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and material reports, if any, which the Company or any of its Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any of its Indebtedness in excess of the Threshold Amount pursuant to the terms of the documentation governing the same.

(i) Environmental Matters. Promptly after any Authorized Officer of any Credit Party obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against any Credit Party or relating to any Real Property owned, leased or operated by any Credit Party;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by any Credit Party that (a) results in noncompliance by any Credit Party with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or relating to any such Real Property; and

(iii) the taking of any removal or remedial action to the extent required by any Credit Party under any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by any Credit Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and each Credit Party’s response thereto. Notice pursuant to this Section 9.01(i) is deemed provided with respect to those matters set forth in Schedule 8.18.

(j) Borrowing Base Certificate. (i) On the Initial Borrowing Date, (ii) unless clause (iii) below applies, not later than 5:00 p.m. (New York time) on or before the 10th day of each month thereafter (provided that the Company shall have until the 15th day of each month ended prior to March 31, 2014), (iii) during any period in which a Weekly Borrowing Base Period is in effect or if the Company shall elect from time to time in its sole discretion to do so, not later than 5:00 p.m. (New York time) on or before the third Business Day of each week; provided that if the Company shall make such an election to deliver a weekly Borrowing Base Certificate, such election must remain in effect until the occurrence of the next date referred to in the preceding clause (ii), (iv) during any period in which a Bi-Monthly Borrowing Base Period is in effect, not later than 5:00 p.m. (New York time) on or before the third Business Day after the commencement of the Bi-Monthly Borrowing Base Period and thereafter on or before the first and fifteenth day of each month (or if such day is not a Business Day, and the next preceding Business Day, and (v) at the time of the consummation of a Permitted Acquisition, a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonably detail) substantially in the form of Exhibit P (each, a “Borrowing Base Certificate”), which shall be prepared (A) as of August 31, 2013 in the case of the initial Borrowing Base Certificate and (B) as of the last Business Day of the preceding month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent.

(k) Notice of Dominion Period Compliance Period. Promptly, and in any event within two Business Days after any Authorized Officer of the Company or any of its Subsidiaries obtains knowledge thereof, notice of the commencement of a Dominion Period or a Compliance Period.

(l) Field Examinations. (i) Up to twice during each Fiscal Year of the Company, (ii) at any time that a Compliance Period is in effect, up to three times during each Fiscal Year of the Company, (iii) if any Event of Default exists, as often as the Administrative Agent may reasonably request, and (iv) in the event that a Qualified Credit Party intends to make a Permitted Acquisition that could have the effect of increasing the Borrowing Base by more than $15,000,000, before the assets of the Acquired Business or Entity may be included in the Borrowing Base, a collateral examination of the Accounts of the Qualified Credit Parties and the Acquired Entity or Business, in each case, in scope, and from a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and the Company and at the sole cost and expense of the Borrowers, and the results of such collateral examination shall be in form and substance reasonably satisfactory to the Administrative Agent and the ABL Loan Collateral Agent.

(m) Past Due Accounts. At any time promptly upon, and in any event within 5 days after, any request therefor by the Administrative Agent or the ABL Loan Collateral Agent: (i) a detailed aged trial balance and a detailed summary of all Accounts indicating which Accounts are thirty, sixty and ninety days past due and listing the names of all Account Debtors, (ii) a detailed listing of the Qualified Credit Parties’ accounts payable indicating which accounts payable are more than thirty days past due, and (iii) a reconciliation of Accounts, accounts payable to the financial statements delivered pursuant to clause (a), (b) or (c) of this Section 9.01 and to the Borrowing Base Certificate delivered pursuant to clause (j) of this Section 9.01 (for each fiscal month which is the last fiscal month of a Fiscal Quarter of the Company).

(n) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Party as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.02 Books, Records and Inspections; Annual Meetings. (a) The Company will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent, any other Agent and, upon the occurrence and during the continuance of any Event of Default, any Lender (a) to visit and inspect, under guidance of officers of Holdings, the Company or any Subsidiary of the Company, any of the properties of the Company or its Subsidiary, (b) to examine the books of account of Holdings, the Company or any Subsidiary of the Company and discuss the affairs, finances and accounts of Holdings, the Company or any Subsidiary of the Company with, and be advised as to the same by, its and their officers and independent accountants and (c) to verify Eligible Accounts, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, any such other Agent or any such Lender may reasonably request.

(b) At a date to be mutually agreed upon between the Administrative Agent and the Company occurring on or prior to the 120th day after the close of each Fiscal Year of the Company, the Company will, at the request of the Administrative Agent, hold a meeting (or a conference call or teleconference) with all of the Lenders at a time and place reasonably acceptable to the Administrative Agent at which meeting (or on such conference call or teleconference) will be reviewed the financial results of the Company and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year of the Company.

9.03 Maintenance of Property; Insurance. (a) The Company will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Company and its Subsidiaries, and

(iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, Holdings and the Company will at all times cause insurance of the types described in Schedule 8.22 to be maintained (with the same scope of coverage as that described in Schedule 8.22) at levels which are consistent with their practices immediately before the Initial Borrowing Date; provided, however, the Company shall be permitted to negotiate and accept deductible limits and types of coverage that may vary from those in effect on the Initial Borrowing Date so long as the deductible limits and types of coverage are limits and types that a third-party prudent business man would chose given industry practice. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance. In addition to the foregoing, Holdings and the Borrowers acknowledge and agree that (x) the Administrative Agent has the right, on an annual basis, to review the insurance then being maintained by Holdings, the Company and the Subsidiaries of the Company and to require Holdings, the Company and the Subsidiaries of the Company to increase their levels of coverage from that which then exists to the extent that the Administrative Agent has a reasonable basis to require same and (y) they will, within 30 days following such a request by the Administrative Agent, obtain such increased insurance coverage.

(b) The Company will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the ABL Loan Collateral Agent, and all policies or certificates (or certified copies thereof including any endorsements) with respect to such insurance (and any other insurance maintained by the Company and/or such Subsidiaries) (i) shall be endorsed to the ABL Loan Collateral Agent’s satisfaction for the benefit of the ABL Loan Collateral Agent (including, without limitation, by naming the ABL Loan Collateral Agent as loss payee and/or additional insured and naming the other Secured Creditors as additional insureds), (ii) to the extent such endorsement is commercially available, shall state in the policy or in an endorsement thereto that such insurance policies shall not be canceled without at least 30 days’ (or, with respect to non-payment of premium, 10 days’) prior written notice thereof by the respective insurer to the ABL Loan Collateral Agent and (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the ABL Loan Collateral Agent and the other Secured Creditors. The Borrowers shall deliver to the Administrative Agent within 5 Business Days after any change in insurance coverage or any expiry of any insurance coverage, an updated insurance certificate from a reputable insurance broker setting forth the insurance maintained by the Borrowers (identifying underwriters, carriers, the type of insurance and the insurance limits) and stating that such insurance complies with this Section 9.03.

(c) If Holdings, the Company or any Subsidiaries of the Company shall fail to maintain insurance in accordance with this Section 9.03, or if Holdings, the Company or any Subsidiaries of the Company shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04 Existence; Franchises. The Company will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents, other than those rights, franchises, licenses, permits, copyrights, trademarks and patents which are used in the Retail Business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Company or any of its Subsidiaries in accordance with Section 10.02, (ii) the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the Company and its Subsidiaries from consummating the Retail Restructure.

9.05 Compliance with Statutes, etc. Each Credit Party will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws. (a) Each Credit Party will comply with all Environmental Laws and permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by any Credit Party, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for such Liens as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Right of Access and Inspection. After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(i), or (ii) if an Event of Default has occurred and is continuing, then, at the reasonable request of the Administrative Agent, the Company will prepare an environmental report with respect to any matter disclosed pursuant to Section 9.01(i) or, if an Event of Default has occurred and is continuing with respect to any facility of any Credit Party thereof (the “Environmental Report”); provided, however, that any such Environmental Report shall not include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials, in, on or under any owned or operated facilities unless the Administrative Agent reasonably concludes that such sampling is commercially reasonable and necessary. Any such sampling shall be conducted by a qualified environmental consulting firm reasonably acceptable to the Administrative Agent. If an Event of Default has occurred and is continuing, or if the Company does not prepare an Environmental Report or conduct the requested tests and investigations in a reasonably timely manner, the Administrative Agent may, upon prior notice to the Company, retain an environmental consultant, at the Credit Parties’ expense, to prepare an Environmental Report and conduct such sampling as it reasonably concludes is commercially reasonable and necessary. Each Credit Party will provide the Administrative Agent and its consultants with access to the facilities during normal business hours in order to complete any necessary inspections or sampling in accordance with this Section 9.06(b). The Administrative Agent will make commercially reasonable efforts to conduct any such investigations so as to avoid interfering with the operation of the facility.

(c) The Company will deliver to the Administrative Agent and the Lenders with reasonable promptness, such documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 9.06.

(d) If counsel to any Credit Party reasonably determines that provision to the Administrative Agent of a document otherwise required to be provided pursuant to this Section 9.06 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then such Credit Party shall not be obligated to deliver such document to the Administrative Agent but shall provide the Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of the Administrative Agent, each Credit Party shall take all reasonable steps necessary to provide the Administrative Agent with the factual information contained in any such privileged document.

9.07 ERISA. Holdings shall supply to the Agent (in sufficient copies for all Lenders, if the Agent so request);

(a) promptly and in any event within 15 days after receiving a written request from the Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;

(b) promptly and in any event within 30 days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of an Authorized Officer of the Company describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, any Subsidiary of Holdings or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event;

(c) promptly, and in any event within 30 days, after becoming aware that there has been (i) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in a Material Adverse Effect since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ii) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if Holdings, any Subsidiary of Holdings and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that could reasonably be expected to result in a Material Adverse Effect, (iii) any material contribution required to made with respect to a Foreign Pension Plan has not been timely made that would reasonably be expected to result in a Material Adverse Effect or (iv) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of Holdings or any Subsidiary and that would reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from an Authorized Officer of Holdings; and

(d) If, at any time after the Initial Borrowing Date, Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 8.10, then Holdings shall deliver to the Agent an updated Schedule 8.10 as soon as practicable, and in any event within 60 days after Holdings, such Subsidiary of Holdings or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

9.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) its and each of its Subsidiaries’ Fiscal Years to end on December 31 of each calendar year and (ii) its and each of its Subsidiaries’ Fiscal Quarters to end on the last day of each period described in the definition of “Fiscal Quarter”.

9.09 Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10 Payment of Taxes. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Credit Party not otherwise permitted under Section 10.01(q); provided that no Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in, and obtain Letters of Credit for the purposes described in, Section 8.08.

9.12 Additional Security; Further Assurances; etc. (a) The Company will, and will cause each Subsidiary Guarantor to, grant to the ABL Loan Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Company and such Subsidiary Guarantor as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (or otherwise required at such time pursuant to the Intercreditor Agreement) (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the ABL Loan Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the

Liens in favor of the ABL Loan Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Company and each Subsidiary Guarantor that acquires fee owned Real Property will promptly deliver to the ABL Loan Collateral Agent all such mortgages, documents, title policies, surveys, instruments, agreements, opinions and certificates similar to those described in Section 6.22 with respect to each such Real Property that the ABL Loan Collateral Agent shall reasonably request to create in favor of the ABL Loan Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Real Property. Notwithstanding the foregoing, this Section 9.12(a) shall not apply to (and the Company and the Subsidiary Guarantors shall not be required to grant a Mortgage in) any Real Property that is part of the Retail Business, any Real Property the Fair Market Value of which is less than $1,000,000 or any Leasehold unless, in either case, a Mortgage is granted (or requested to be granted) in respect of such Real Property pursuant to the terms of the Inventory Facility Documents.

(b) The Company will, and will cause each of the other Credit Parties to, use reasonable efforts to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the ABL Loan Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, flood determinations, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the ABL Loan Collateral Agent may reasonably require. Furthermore, the Company will, and will cause the Subsidiary Guarantors to, deliver to the ABL Loan Collateral Agent such opinions of counsel, title insurance, flood insurance (if applicable) and other related documents as may be reasonably requested by the ABL Loan Collateral Agent to assure itself that this Section 9.12 has been complied with.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Company and the Subsidiary Guarantors constituting Collateral, each Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) each Borrower agree that each action required by clauses (a) through (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 75 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Company or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

9.13 Ownership of Subsidiaries; etc. Except as otherwise permitted pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Company will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Foreign Subsidiary of the Company, directors’

qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law). Holdings will at all times hold 100% of the Equity Interests of the Company.

9.14 Permitted Acquisitions. (a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Qualified Credit Parties may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Company shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (ii) calculations are made by the Company with respect to the financial covenant contained in Section 10.07 (determined, for purposes of this Section 9.14 only, as if a Compliance Period is then in existence) for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (it being understood and agreed that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date); (iv) the Payment Conditions are satisfied; (v) if the assets of the Acquired Entity or Business are to be included in the Borrowing Base as of the date of such Permitted Acquisition, the Company shall have delivered to the Administrative Agent a Borrowing Base Certificate, completed on a Pro Forma Basis giving effect to the respective Permitted Acquisition; and (vi) the Company shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iv).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Inventory Second Lien Security Agreement.

(c) The Company will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.12, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Borrower that the certifications pursuant to this Section 9.14 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.15 MIPA. Holdings and the Company shall enforce all of their respective rights, remedies and benefits under and in respect of the MIPA and such Related Agreements, including all rights to payment and indemnification.

9.16 Maintenance of Company Separateness. The Company will, and will cause each of its Subsidiaries to, satisfy customary Business formalities, including to the extent applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Business records. Finally, neither the Company nor any of its Subsidiaries shall knowingly take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of the Company or any of its Subsidiaries being ignored, or in the assets and liabilities of the Company or any of its Subsidiaries being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in any Insolvency Proceeding.

9.17 Retail Restructure. The Company will cause the Retail Restructure to be completed in its entirety on or before November 30, 2013 or such later date as the Administrative Agent shall agree at its sole discretion.

Section 10. Negative Covenants. Each of Holdings and the Borrowers hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Company or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Company’s or its Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 10.01, but only to the respective date, if any, set forth in such Schedule 10.01 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 10.01; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Company any of its Subsidiaries;

(d) (x) Liens created by or pursuant to this Agreement and the Security Documents and (y) Liens created by or pursuant to the Inventory Facility Security Documents (in each case subject to the terms of the Intercreditor Agreement);

(e) (i) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Company or any of its Subsidiaries is a party;

(f) Liens upon assets of the Company or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber other asset of the Company or of any Subsidiary of the Company;

(g) Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Company or any of its Subsidiaries and placed at the time of the acquisition thereof by the Company or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 10.04(d) and (ii) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Company or such Subsidiary;

(h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

(i) [Reserved];

(j) Liens arising out of the existence of judgments or awards in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed the Threshold Amount at any time outstanding;

(k) statutory and common law landlords’ liens under leases to which the Company or any of its Subsidiaries is a party;

(l) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(m) Permitted Encumbrances;

(n) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Qualified Credit Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(g), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Company or any of its Subsidiaries;

(o) [Reserved];

(p) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the

Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements.

(r) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 10.04;

(s) [Reserved];

(t) [Reserved];

(u) Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;

(v) additional Liens (other than over Loan Collateral) of the Company or any other of its Subsidiaries not otherwise permitted by this Section 10.01 that (i) were not incurred in connection with borrowed money, (ii) do not encumber any assets of the Company or any of its Subsidiaries the Fair Market Value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (iii) do not materially impair the use of such assets in the operation of the business of the Company or such Subsidiary and (iv) do not secure obligations in excess of $5,000,000 in the aggregate for all such Liens at any time;

(w) “protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including Liens granted by the Company or any of its Subsidiaries to Inventory Party pursuant to the Inventory Facility Documents, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction; provided that (x) no assets encumbered by such Liens are commingled with any Eligible Accounts, (y) no proceeds of sales of such assets are comingled with proceeds of sales of Eligible Accounts, and (z) no assets encumbered by such Liens constitute Eligible Accounts;

(x) Liens on metals and the right to receive metals arising out of a Sale Leaseback permitted under Section 10.02(s) of catalyst necessary or useful for the operation of the Refinery, securing obligations of the Company or such Subsidiary in respect of such Sale Leaseback, provided that such Liens do not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing.

In connection with the granting of Liens of the type described in clauses (c), (f), (g), (j), (k), (n), (u) and (v) of this Section 10.01 by the Company of any of its Subsidiaries, the Administrative Agent and the ABL Loan Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Company will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of property or assets in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(a) Capital Expenditures by the Company and its Subsidiaries shall be permitted;

(b) each of Company and its Subsidiaries may sell inventory in the ordinary course of business;

(c) each of the Company and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(d) Investments may be made to the extent permitted by Section 10.05;

(e) each of the Company and its Subsidiaries may sell property or assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (e)), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Company or such Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (iv) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(b) and (v) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (e) shall not exceed (x) $5,000,000 in any Fiscal Year of the Company and (y) $15,000,000 in the aggregate (for this purpose, in each case, using the Fair Market Value of property other than cash);

(f) each of the Company and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(d));

(g) each of the Company and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(h) each of the Company and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries, in each case so long as no such grant otherwise affects the ABL Loan Collateral Agent’s security interest in the asset or property subject thereto;

(i) (x) any Subsidiary of the Company may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Qualified Credit Party, so long as any security interests granted to the ABL Loan Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken and (y) any Subsidiary that is not a Credit Party may convey, sell or otherwise transfer any of its assets to any other Subsidiary that is not a Credit Party;

(j) (x) any Subsidiary of the Company may merge or consolidate with and into, or be dissolved or liquidated into, any Qualified Credit Party, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Company, the Company is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Borrower, such Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (iii) in all other cases, a Qualified Credit Party is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iv) any security interests granted to the ABL Loan Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken and (y) any Subsidiary of the Company that is not a Credit Party may merge or consolidate with and into, or be dissolved or liquidated into any other Subsidiary of the Company that is not a Credit Party;

(k) Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.14;

(l) the Company and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(m) the Company and its Subsidiaries may make dispositions resulting from any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or its Subsidiaries to the extent such taking or condemnation is not reasonably likely to result in a Material Adverse Effect;

(n) the Credit Parties may (w) effect the transactions permitted pursuant to Section 10.06, (x) effect Dividends permitted under Section 10.03 and (y) grant Liens in their respective property and assets to the extent permitted by Section 10.01;

(o) the Credit Parties may take any and all actions to consummate the Retail Restructure, including the transfer of its equity interests in Smiley’s to HIE Retail (whether by merger or otherwise);

(p) the Borrowers and their Subsidiaries may dispose of property and assets to the extent such property and assets were the subject of a casualty or of condemnation proceedings upon the occurrence of the related Recovery Event;

(q) each of the Company and its Subsidiaries may sell property or assets in transactions not otherwise permitted by this Section 10.02 provided that the Net Sale Proceeds received from all assets or property sold pursuant to this clause (q) shall not exceed $2,000,000 in any Fiscal Year of the Company;

(r) the Company and its Subsidiaries may engage in Sale Leasebacks (other than in respect of Collateral) so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such Sale Leaseback is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, and (iii) the consideration received by the Company or such Subsidiary consists of cash and is paid at the time of the closing of such Sale Leaseback, provided that the Fair Market Value for all property sold pursuant to such Sale Leasebacks does not exceed $10,000,000 in the aggregate for all such sales; and

(s) the Company and its Subsidiaries may engage in Sale Leasebacks (other than in respect of Loan Collateral) on Refinery catalyst so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such Sale Leaseback is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, and (iii) the consideration received by the Company or such Subsidiary consists of cash and is paid at the time of the closing of such Sale Leaseback.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Company or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the ABL Loan Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

Notwithstanding anything to the contrary contained above in this Section 10.02 or elsewhere in this Agreement at any time when an Event of Default has occurred and is continuing, no Loan Collateral may be sold, transferred or otherwise disposed of by any Qualified Credit Party (other than sales of inventory in the ordinary course of business).

10.03 Dividends. The Company will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Company or any of its Subsidiaries, except that:

(a) any Subsidiary of the Company may pay Dividends to the Company or to any Qualified Credit Party of the Company;

(b) any Non-Wholly-Owned Subsidiary of the Company may pay cash Dividends to its shareholders, members or partners generally, so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(c) the Company and its Subsidiaries may pay Dividends to Holdings, so long as the proceeds thereof are promptly used by Holdings to pay (i) operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses and (ii) allocated operating expenses attributable to Borrower and its Subsidiaries incurred by Holdings or Sponsor, provided that the aggregate amount of all cash Dividends paid pursuant to this clause (c) shall not exceed $4,000,000 in any Fiscal Year of Holdings commencing with the Fiscal Year ending December 31, 2013;

(d) the Company may pay Dividends to Holdings at the times and in the amounts necessary to enable (i) Holdings to pay its tax obligations; and (ii) Par Petroleum to pay its Federal and state income taxes attributable to allocations of income and gains, offset by losses and deductions, allocable by Company to Holdings and by Holdings to Par Petroleum; provided that (x) the amount of Dividends paid pursuant to this clause (d) to enable Holdings and Par Petroleum to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings and Par Petroleum to such time for the respective period attributable to such allocations of income, gains, losses and deductions, and (y) any refunds received by Holdings or Par Petroleum that relate to amounts distributed pursuant to this clause (d) shall be promptly returned by Holdings or Par Petroleum, as the case may be, to the Company;

(e) the Company may pay cash Dividends to Holdings in an aggregate amount for all such Dividends not to exceed $1,000,000 per fiscal year for the purpose of enabling Holdings to make distributions to Sponsor to redeem, repurchase or otherwise acquire for value, and Sponsor may redeem, repurchase or otherwise acquire for value, outstanding capital stock of Sponsor (or options or warrants to purchase capital stock in Sponsor) following the death, disability, transfer, separation or termination of employment of officers, directors or employees of the Company or any of its Subsidiaries, so long as no Default or Event of Default would arise as result of the Company making such Dividend;

(f) the Company may pay additional Dividends to Holdings so long as the Payment Conditions are satisfied after giving effect thereto; and

(g) the Company may pay Dividends to Holdings to enable Holdings to pay the earnout payments required pursuant to Section 2.8 of the MIPA so long as the Payment Conditions (other than the Payment Condition described in clause (iii) of the definition of Payment Conditions) are satisfied after giving effect thereto.

10.04 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 8.21 (as reduced by any repayments of principal thereof), and any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the

Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and, provided further, that any Intercompany Debt listed on Schedule 8.21 (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 10.04(b)) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded.

(c) Indebtedness (i) of the Company under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (ii) of the Company and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Company and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Company’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of the Company and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (d) exceed $10,000,000 at any time outstanding;

(e) Indebtedness constituting Intercompany Loans to the extent permitted by Sections 10.05(h);

(f) Subordinated Indebtedness which shall not exceed $25,000,000 at any one time outstanding;

(g) Indebtedness of a Subsidiary of the Company acquired pursuant to a Permitted Acquisition and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (ii) the aggregate principal amount of all Indebtedness permitted by this clause (g) shall not exceed $5,000,000 at any one time outstanding;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(i) Indebtedness of the Company and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds, guarantees and customs bonds permitted by this clause (i) shall not at any time exceed $15,000,000;

(j) obligations under the Inventory Facility Documents;

(k) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(l) Indebtedness of the Company or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(f);

(m) obligations in respect of ground leases listed in Schedule 10.04, existing on the Effective Date, whether by guarantee or otherwise, that are part of the Retail Business for so long as is required by the applicable ground lessor in connection with the Retail Restructure; and

(n) so long as no Default or Event of Default then exists, or would result therefrom, additional Indebtedness and any Permitted Refinancing Indebtedness in respect thereof incurred by the Company and its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

10.05 Advances, Investments and Loans. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a) the Company and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Company or such Subsidiary;

(b) the Company and its Subsidiaries may acquire and hold cash and Cash Equivalents; provided that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by the Company and its Subsidiaries shall not exceed $10,000,000 in excess of amounts to be paid for the Company’s and its Subsidiaries’ accounts payables, working capital and other operational needs during the period of the next ten Business Days;

(c) the Company and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 10.05; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(d) the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) the Company and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(f) [Reserved]

(g) the Company and its Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(c);

(h) (i) any Credit Party may make intercompany loans and advances to any other Credit Party, (ii) any Subsidiary of the Company which is not a Credit Party may make intercompany loans and advances to any Credit Party and (iii) so long as the Payment Conditions are satisfied before and after giving effect thereto any Credit Party may make intercompany loans and advances to any Subsidiary which is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (i), (ii) and (iii), collectively, the “Intercompany Loans”); provided that (A) the Intercompany Loans made pursuant to preceding subclause (iii) of this clause (h) shall be limited to an amount not to exceed any amounts distributed by such Subsidiaries to the Credit Parties on a weekly basis, (B) each Intercompany Loan shall be evidenced by an Intercompany Note, (C) each such Intercompany Note owned or held by a Credit Party shall be pledged to the ABL Loan Collateral Agent pursuant to the Inventory Second Lien Security Agreement, (D) each Intercompany Loan made to a Credit Party shall be subject to the subordination provisions attached as an Annex to the respective Intercompany Note and (E) any Intercompany Loans made to any Credit Party pursuant to this clause (h)(i) or (ii) shall cease to be permitted under such clause (h)(i) or (ii), as applicable, if such Credit Party ceases to constitute a Credit Party;

(i) (i) the Qualified Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Qualified Credit Party (other than the Company), (ii) any Subsidiary of the Company that is not a Credit Party may make capital contributions to, or acquire Equity Interests of, other Subsidiaries of the Company that are not Credit Parties and (iii) so long as the Payment Conditions are satisfied before and after giving effect thereto any Qualified Credit Party may make capital contributions to, or acquire Equity Interests of, any Subsidiary that is not a Credit Party; provided that (A) any security interest granted to the ABL Loan Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (B) any Investment made in or to any Qualified Credit Party pursuant to this clause (i)(i) shall cease to be permitted by this clause (i)(i) if such Qualified Credit Party ceases to constitute a Qualified Credit Party;

(j) The Company and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(k) Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(l) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.14;

(m) the Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(e), (i), (j), (q) and (r);

(n) to the extent constituting Investments, transactions permitted by Section 10.02(i), Section 10.04(b), (c), (e) and (j) and Section 10.03(e) and (f);

(o) [Reserved]; and

(p) so long as the Payment Conditions are satisfied both before and after giving effect to such Investments, the Company and its Subsidiaries may make additional Investments not otherwise permitted under this Section 10.05 (other than the acquisition by a Credit Party of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Credit Party).

10.06 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate (other than any transaction or series of related transactions solely among Credit Parties) of the Company or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Company or such Subsidiary as would reasonably be obtained by the Company or any Subsidiaries of the Company or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 10.03;

(b) loans may be made and other transactions may be entered into by the Company and its Subsidiaries to the extent permitted by Sections 10.02, 10.04, 10.05 and 10.10;

(c) customary fees, indemnities and reimbursements may be paid to non-officer directors or managers of the Company or any of its Subsidiaries;

(d) the Company or any Subsidiaries of the Company may issue additional equity interests;

(e) the Company or any Subsidiary of the Company may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Company or any of its Subsidiaries in the ordinary course of business;

(f) Subsidiaries of the Company may pay management fees, licensing fees and similar fees to the Company;

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Company or any Subsidiaries of the Company pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (f) of this Section 10.06.

10.07 Fixed Charge Coverage Ratio. During each Compliance Period, the Company shall not permit (i) the Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements were required to be delivered pursuant hereto to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Compliance Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any Test Period ending during such Compliance Period (or before such Compliance Period and after the Test Period referenced in clause (i) above) to be less than 1.00:1.00. Within three Business Days after the beginning of a Compliance Period, the Company shall provide to the Administrative Agent a compliance certificate (whether or not a Compliance Period is in effect on the date such compliance certificate is required to be delivered) calculating the Fixed Charge Coverage Ratio for the Test Period for which financial statements are required to be delivered ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements required to be delivered pursuant to Section 9.01(b) or (c).

10.08 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. The Company will not, and will not permit any of its Subsidiaries to:

(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any change of control or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Indebtedness incurred pursuant to Section 10.04; provided, however, (x) the Company may deposit proceeds of Inventory Collateral in the Asset Sales Proceeds Account as, and to the extent, permitted by this Agreement or the Intercreditor Agreement, (y) the Company may make any payment or prepayment on, or redemption or acquisition for value of Indebtedness incurred pursuant to Section 10.04 not otherwise permitted under this

Section 10.08, so long as the Payment Conditions are satisfied both before and after giving effect to such payment, prepayment, redemption or acquisition for value and (z) so long as no Default or Event of Default exists or would result therefrom, the Company and each Subsidiary Guarantor may incur Permitted Refinancing Indebtedness;

(b) amend, modify, change or waive any term or provision of any Inventory Facility Documents in a manner which is adverse to the interests of the Lenders in any material respect or in a manner which is prohibited by the terms of the Intercreditor Agreement;

(c) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (c) could not reasonably be expected to be adverse to the interests of the Lenders (provided that, following the closing of the Acquisition, the Company may amend any of its charter documents to change its name to “Hawaii Independent Energy, LLC,” provided that the Company shall have given the ABL Loan Collateral Agent prior notice of such change and shall have delivered to the ABL Loan Collateral Agent such UCC financing statements and have taken all action necessary or reasonably requested by the ABL Loan Collateral Agent to preserve and perfect any Lien with respect to the Collateral will have been completed or taken; or

(d) amend, modify or change any provision of (i) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect, or (ii) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.

10.09 Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents; (iii) the Inventory Facility Documents and (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries; (v) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business; (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(c), (f), (g), (o) or (p)(i); (viii) any agreement or instrument governing Permitted Refinancing Indebtedness, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 10.05 or a Permitted Acquisition effected in accordance with Section 9.14; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Company and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the ABL Loan Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis; (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers or vendors under agreements entered into in the ordinary course of business; and (xii) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above, provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (viii).

10.10 Limitation on Certain Issuances of Equity Interests. (a) the Company will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Company or such Subsidiary, as the case may be or upon Change of Control.

(b) The Company will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Company, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Company and its Subsidiaries to the extent required under applicable law and (iv) for issuances by Subsidiaries of the Company which are newly created or acquired in accordance with the terms of this Agreement.

10.11 Business; etc. (a) The Company will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Company and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) (x) its ownership of the Equity Interests of the Company and HIE Retail and (y) holding cash and Cash Equivalents at any time (together with any investment income thereon), so long as the same are promptly paid, distributed, contributed and/or on lent to other Persons in accordance with Sections 10.03, 10.05 or 10.06, as applicable, (ii) those liabilities which it is responsible for under this Agreement and the other Documents to which it is a party, and provided that Holdings may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities, (iii) the execution of, and performance under, any Credit Documents, (iv) the issuance of any Equity Interests and payment of Dividends, in each case to the extent permitted hereunder, (v) the imposition of Liens permitted under Section 10.01, (vi) opening and maintaining bank accounts, (vii) other activities of Holdings that are expressly contemplated or permitted in any Credit Document or Inventory Facility Document in effect on the date hereof and related to the pledge of its equity ownership of HIE Retail and financing agreements to which HIE Retail is a party, (viii) Holdings may become an obligor or guarantor under any Indebtedness permitted hereunder issued by the Company, any other Borrower or any Subsidiary Guarantor, and may engage in the execution, delivery and performance of its obligations under all security documents and intercreditor agreements permitted hereunder directly related thereto or necessary in connection therewith, provided that the net proceeds of such Indebtedness is not retained by Holdings and (ix) activities in connection with the formation and maintenance of the existence of any parent entity (it being understood that notwithstanding anything to the contrary herein or in any Credit Document, there shall be no restriction on the formation of any parent entity).

10.12 Limitation on Creation of Subsidiaries. (a) The Company will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary (other than Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.12(b)), provided that the Company and its Subsidiaries that are Credit Parties shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Subsidiaries, so long as, in each case, (i) at least 10 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary that is a Credit Party are promptly pledged pursuant to, and to the extent required by, this Agreement and the Inventory Second Lien Security Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the ABL Loan Collateral Agent, (iii) each such new Domestic Subsidiary becomes a party to each of the Security Agreements (other than the Membership Interest Pledge Agreement), the Intercreditor Agreement and either (x) unless such Subsidiary is to become a Borrower hereunder, the Guaranty, or (y) to the extent required by the Administrative Agent to become a Borrower hereunder, this Agreement and each Note, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement (together with any other joinders or supplements required by the Guaranty or applicable Security Agreement) and (iv) each such new Domestic Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.12. In addition, each new Domestic Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Domestic Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b) In addition to Subsidiaries of the Company created pursuant to preceding clause (a), the Company and its Subsidiaries that are Credit Parties may establish, acquire or create, and make Investments in, Subsidiaries after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 10.05; provided that (i) all of the capital stock or other Equity Interests of each such Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Inventory Second Lien Security Agreement, and (ii) each such Domestic Subsidiary shall take the actions specified in Section 10.12(a).

10.13 No Additional Deposit Accounts; etc. The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Concentration Accounts set forth on Part A of Schedule 10.13, (b) the Collection Accounts set forth on Part B of Schedule 10.13, (c) the Disbursement Accounts set forth on Part C of Schedule 10.13, (d) those accounts listed on Part D of Schedule 10.13 in which only Restricted cash and Cash Equivalents may be deposited and/or maintained as described in said Part D and (e) Excluded Accounts; provided that the Company or any Subsidiary Guarantor may open a new Concentration Account, Collection Account or Disbursement Account not set forth in such Schedule 10.13, so long as prior to opening any such account (i) the Company has delivered an updated Schedule 10.13 to the Administrative Agent listing such new account and (ii) in the case of any new Concentration Account, Collection Account or Disbursement Account, the financial institution with which such account is opened, together with the applicable Borrower or Subsidiary Guarantor which has opened such account and the ABL Loan Collateral Agent have executed and delivered to the Administrative Agent a Cash Management Control Agreement reasonably acceptable to the Administrative Agent.

Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing, or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document to which it is a party or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (it being understood and agreed that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date); or

11.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.03(c), 5.03(d), 9.01(g)(i), 9.01(j), 9.03, 9.04, 9.11, 9.14 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) or any other Credit Document and such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any senior management officer of the Borrower or any other Credit Party or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (a) Any Credit Party shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of any Credit Party shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least equal to the Threshold Amount; or (c) a Trigger Event shall occur and be continuing; or

11.05 Bankruptcy, etc. Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Business action is taken by Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) One or more ERISA Events shall have occurred;

(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c) any material contribution required to made with respect to a Foreign Pension Plan has not been timely made; or

(d) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, any Subsidiary of Holdings or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of Holdings, any Subsidiary of Holdings and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c) and (d), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the ABL Loan Collateral Agent for the benefit of the Secured Creditors the Liens purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the ABL Loan Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

11.08 Guaranty The Guaranty shall cease to be in full force or effect as to Holdings or any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or Holdings or any Subsidiary Guarantor shall deny or disaffirm its obligations under the Guaranty to which it is a party; or

11.09 Judgments. One or more judgments or decrees shall be entered against any Credit Party involving in the aggregate for such Credit Party a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds the Threshold Amount; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any parties thereto shall deny or disaffirm their respective obligations thereunder or any parties thereto shall default beyond any applicable grace periods in the due performance or observance of any material term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof; or

11.12 Inventory Facility Documents. Any Inventory Facility Document or any material provision thereof shall cease to be in full force or effect or any party thereto shall deny or disaffirm their respective obligations thereunder or any party thereto shall default beyond any applicable grace period in the due performance or observance of any material term, covenant or agreement as its part to be performed or observed pursuant to the terms thereof or any terminating or closing out (including in whole or in part by mutual consent) of the Inventory Documents or any transactions thereunder shall occur; provided that notwithstanding the foregoing, termination of the Inventory Facility with Inventory Party will not constitute an Event of Default hereunder if such Inventory Facility shall be replaced by another inventory facility reasonably satisfactory in scope, form, substance and terms to Administrative Agent;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) terminate any Letter of Credit which may be terminated in accordance with its terms; (d) direct the Borrowers to pay (and the Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any Borrower, they will pay) to the ABL Loan Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the ABL Loan Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Company and then outstanding; (e) enforce, as ABL Loan Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (f) enforce the Guaranty; and (g) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

Section 12. The Administrative Agent and the ABL Loan Collateral Agent.

12.01 Appointment. The Lenders hereby irrevocably designate and appoint Deutsche Bank AG New York Branch as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Deutsche Bank AG New York Branch in its capacity as ABL Loan Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. The Lenders hereby designate Deutsche Bank AG New York Branch as ABL Loan Collateral Agent to act as specified herein. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize (a) the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and (b) the ABL Loan Collateral Agent to take such action on its behalf under the provisions of this Agreement and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the ABL Loan Collateral Agent by the terms hereof and such other powers as are reasonably incidental thereto. The Administrative Agent and the ABL Loan Collateral Agent may perform any of their respective duties hereunder by or through their officers, directors, agents, employees or affiliates.

12.02 Nature of Duties. (a) Neither the Administrative Agent nor the ABL Loan Collateral Agent in their capacity as such shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor the ABL Loan Collateral Agent in their capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent and the ABL Loan Collateral Agent shall be mechanical and administrative in nature; neither the Administrative Agent nor the ABL Loan Collateral Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent or the ABL Loan Collateral Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Administrative Agent and the ABL Loan Collateral Agent. Independently and without reliance upon the Administrative Agent or the ABL Loan Collateral Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, neither the Administrative Agent nor the ABL Loan Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Neither the Administrative Agent nor the ABL Loan Collateral Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. The Administrative Agent and the ABL Loan Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent or the ABL Loan Collateral Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent or the ABL Loan Collateral Agent, as the case may be.

12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) or the ABL Loan Collateral Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) or the ABL Loan Collateral Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) or the ABL Loan Collateral Agent

(or any affiliate thereof) in (i) performing its respective duties hereunder or under any other Credit Document or (ii) any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’ thereof) or the ABL Loan Collateral Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent and the ABL Loan Collateral Agent in their Individual Capacities. With respect to their obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent and the ABL Loan Collateral Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent and the ABL Loan Collateral Agent in their respective individual capacities. The Administrative Agent and the ABL Loan Collateral Agent and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent and the ABL Loan Collateral Agent.

(a) The Administrative Agent and/or the ABL Loan Collateral Agent may resign from the performance of all their respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Company. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation (x) in the case of the Administrative Agent, shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below and (y) in the case of the ABL Loan Collateral Agent, shall take effect immediately.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld or delayed (provided that the Company’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent or the ABL Loan Collateral Agent pursuant to this Section 12.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent hereunder.

(f) Upon any such notice of resignation by the ABL Loan Collateral Agent, the Administrative Agent shall immediately succeed to all duties and responsibilities of the ABL Loan Collateral Agent hereunder.

12.10 Collateral Matters. (a) Each Lender authorizes and directs the ABL Loan Collateral Agent to enter into the Security Documents (which, for purposes of this Section 12, also shall include all Cash Management Control Agreements, Landlord Personal Property Collateral Access Agreements, bailee agreements and similar agreements) and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The ABL Loan Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the ABL Loan Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the ABL Loan Collateral Agent upon any Collateral (i) upon termination of the Total Revolving Loan Commitment (and all Letters of Credit) and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Company and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, the last sentence of each of Sections 10.01 and 10.02 or in the Intercreditor Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the ABL Loan Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The ABL Loan Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the ABL Loan Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the ABL Loan Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the ABL Loan Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the ABL Loan Collateral Agent’s own interest in the Collateral as one of the Lenders and that the ABL Loan Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) Secured Cash Management Agreements and Secured Hedging Agreements. By accepting the benefit of any Collateral or the Guaranty under the Loan Documents, each Cash Management Bank and each Secured Hedging Creditor is deemed to have authorized the ABL Loan Collateral Agent (i) to enter into the Security Documents (which, for purposes of this Section 12, also shall include all Cash Management Control Agreements, Landlord Personal Property Collateral Access Agreements, bailee agreements and similar agreements) and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Creditors, (ii) without the necessity of any notice to or further consent from any Secured Party, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and (iii) to release any or all of the Collateral under the conditions described in clause (b) of this Section 12.10. No Cash Management Bank or Secured Hedging Creditor that obtains the benefits of any Loan Document by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Secured Hedging Creditor, as the case may be.

12.11 Delivery of Information. Neither the Administrative Agent nor the ABL Loan Collateral Agent shall be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent or the ABL Loan Collateral Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent or the ABL Loan Collateral Agent, as the case may be, at the time of receipt of such request and then only in accordance with such specific request.

Section 13. Miscellaneous.

13.01 Payment of Expenses, etc. The Borrowers hereby jointly and severally agree to: (a) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (including Expenses) of the Administrative Agent and the ABL Loan Collateral Agent (including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP and the Administrative Agent’s other counsel and consultants and the fees and expenses in connection with the appraisals and collateral examinations required pursuant to Section 9.01(l)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Back Stop Arrangements entered into by such Persons and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (b) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, transfer, sales and use, value added, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (c) indemnify the Administrative Agent, the ABL Loan Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding (x) any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (y) any dispute solely among Indemnified Persons other than claims against the Administrative Agent, any Lender or any of their Affiliates in its capacity or in fulfilling its role as Administrative Agent, a Lead Arranger or any other similar role hereunder and under any of the other Credit Documents (other than claims arising out of any act or omission of the Borrower or any of its Subsidiaries)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers jointly and severally shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

To the full extent permitted by applicable law, each of Holdings and each Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In addition, the Borrowers jointly and severally agree to reimburse the Administrative Agent and the ABL Loan Collateral Agent for all reasonable third party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to the ABL Loan Collateral Agent or any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, the ABL Loan Collateral Agent and the Company shall not be effective until received by the Administrative Agent, the ABL Loan Collateral Agent or the Company, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor any Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation provided, however, that the Borrowers agree that each participant shall be entitled to the benefits of Section 5.04 if the Borrowers are notified of the participation sold to such participant and such participant agrees to comply with the requirements of Section 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.04(b) (provided, however, that no participant shall be entitled to receive any greater payment pursuant to Section 5.04 than the participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such participant had no such participation occurred). Each Lender that sells a participation pursuant to this Section 13.04(a) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, it is understood and agreed that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loan or other obligation under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c).

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Borrowers may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an

Assignment and Assumption Agreement, provided, further, that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (iii) the consent of the Administrative Agent, the Swingline Lender and the Issuing Lender and, so long as no Event of Default then exists, the Company, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the consent of each Issuing Lender shall be required in connection with any such assignment of Revolving Loan Commitments (and related Obligations) pursuant to clause (y) above (such consent, in any case, not to be reasonably withheld, delayed or conditioned) (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor) and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Company the appropriate Internal Revenue Service Forms described in Section 5.04(b) and (c) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to the ABL Loan Collateral Agent providing credit or credit support to such Lender in support of its obligations to such trustee, the ABL Loan Collateral Agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further, that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrowers or any other Credit Party or the Administrative Agent to deal with such SPC directly, obligate the Borrowers or any other Credit Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrowers. The Credit Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Credit Document. The making of a Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.04(e), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its R/L Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g) Each Person becoming a Lender pursuant to the provisions of this Section 13.04 hereby agrees to be bound by the provisions of Section 13.19 hereof.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the ABL Loan Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 9.14 and Section 10.07, inclusive, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Company referred to in Section 8.05(a) for the Fiscal Year ended December 31, 2012, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT

DOCUMENT, EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR SUCH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR SUCH BORROWER. EACH OF HOLDINGS AND EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHER-WISE PROCEED AGAINST HOLDINGS OR EACH BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF HOLDINGS AND THE BORROWERS HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrowers, the Administrative Agent, the Lead Arranger, the ABL Loan Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give Holdings, the Company, the other Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders, and Subsidiaries of the Company may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof (without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender affected thereby (other than, except with respect to the following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or release Holdings or any Subsidiary Guarantor from the Guaranty, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments and the Loans on the Effective Date) or Section 13.06, (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Company of any of their rights and obligations under this Agreement, (vi) except to the extent provided in the Intercreditor Agreement, subordinate any Loan or any liens on any Collateral to any other obligation or (vii) amend or modify the order of payments provided in Section 5.02, Section 5.05 or Section 13.06; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the ABL Loan Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the ABL Loan Collateral Agent, (6) without the consent of the Supermajority Lenders, (w) increase the advance rates applicable to the Borrowing Base over those in effect on the Effective Date (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates), (x) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments are included on the Effective Date), or (y) amend the definition of Reserves or amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Borrowing Base, Eligible Accounts (including the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent).

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and/or repay all outstanding Revolving Loans of such Lender and/or cash collateralize its applicable R/L Percentage of the Letter of Credit Outstandings in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Revolving Loan Commitments which are terminated and Revolving Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent to such termination, provided further, that the Borrowers shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent, the ABL Loan Collateral Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent, the ABL Loan Collateral Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent, the ABL Loan Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be jointly and severally obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrowers hereby designate the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the ABL Loan Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee, pledgee or participant (and to any actual or prospective investor in an SPC) in connection with any contemplated transfer, pledge or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Company in advance of such disclosure so as to afford the Company the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) Each of Holdings and the Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 No Fiduciary Duty. Each Agent, each Lender, each SPC and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.18 PATRIOT Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies

Holdings, the Borrowers and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrowers and the other Credit Parties in accordance with the Act.

13.19 Other Liens on Collateral; Terms of Intercreditor Agreement; etc.

(a) EACH LENDER, THE SWINGLINE LENDER AND THE ISSUING LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE INVENTORY FACILITY DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER, THE SWINGLINE LENDER AND THE ISSUING LENDER (I) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE ABL LOAN COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, THE SWINGLINE LENDER AND THE ISSUING LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT AND (II) AGREES TO BE BOUND BY ALL OF THE TERMS OF THE INTERCREDITOR AGREEMENT AS IF IT WERE A SIGNATORY THERETO.

(c) THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER, SWINGLINE LENDER AND ISSUING LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT, THE ABL LOAN COLLATERAL AGENT NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(d) BY ACCEPTING THE BENEFITS OF ANY COLLATERAL OR ANY GUARANTY UNDER THE LOAN DOCUMENTS, EACH CASH MANAGEMENT BANK AND EACH SECURED HEDGING CREDITOR IS DEEMED TO (i) UNDERSTAND, ACKNOWLEDGE AND AGREE THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE INVENTORY FACILITY DOCUMENTS TO THE SAME EXTENT AS IF SUCH CASH MANAGEMENT BANK OR SECURED HEDGING CREDITOR WERE A LENDER HEREUNDER, (ii) AUTHORIZE AND INSTRUCT THE ADMINISTRATIVE AGENT AND THE ABL LOAN COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF SUCH CASH

MANAGEMENT BANK OR SECURED HEDGING CREDITOR AND TO TAKE ALL OTHER ACTIONS SPECIFIED IN CLAUSE (b) OF THIS SECTION 13.19, (iii) AGREE TO BE BOUND BY ALL OF THE TERMS OF THE INTERCREDITOR AGREEMENT AS IF IT WERE A SIGNATORY THERETO.

13.20 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a) Filings with respect to Intellectual Property; etc. (i) the Company and its Subsidiaries were not required to have filed (or cause to have filed) on or prior to the Initial Borrowing Date any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by either of the Security Agreements. Not later than the 5th day after the Initial Borrowing Date, the Company and its Subsidiaries shall have filed (or cause to have filed) all of such filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Inventory Second Lien Security Agreement or the ABL First Lien Security Agreement, as the case may be.

(b) Mortgage Policy. The Company was not required to deliver to the Administrative Agent a Mortgage Policy on or prior to the Initial Borrowing Date. Not later than the 5th day after the Initial Borrowing Date, the Company shall have delivered to the Administrative Agent:

(i) a policy issued by Old Republic Title and Escrow of Hawaii, relating to each Mortgage of the Mortgaged Property referred to in Section 6.21, in an insured amount reasonably satisfactory to the Administrative Agent and insuring the Administrative Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable second priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy to include, to the extent available, supplemental endorsements that the Administrative Agent in its discretion may reasonably request) and

(ii) to induce the title company to issue the Mortgage Policies referred to in subsection (i) above, such affidavits, certificates, information and instruments of indemnification as shall be required by the title company, together with payment by the Borrowers of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.20 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 13.20 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrowers to each of the Lenders that the actions required pursuant to this Section 13.20 will be, or have been, taken within the relevant time periods referred to in this Section 13.20 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.20, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

13.21 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.22 Keepwell. Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Secured Hedging Agreement, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Secured Hedging Agreement as may be needed by such Specified Credit Party from time to time to honor all of its obligations under this Agreement and the Guaranty and the other Credit Documents in respect of such Secured Hedging Agreement (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

Section 14. Nature of Borrower Obligations.

14.01 Nature of Borrower Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and all other Obligations pursuant to this

Agreement and each other Credit Document (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Revolving Loan Commitments) shall constitute the joint and several obligations of each of the Borrowers. In addition to the direct (and joint and several) obligations of the Borrowers with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guaranty.

14.02 Independent Obligation. The obligations of each Borrower with respect to the Obligations are independent of the obligations of any Guarantor under the Guaranty, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

14.03 Authorization. Each of the Borrowers authorizes the Administrative Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) exercise or refrain from exercising any rights against any other Borrower or any Subsidiary Guarantor or others or otherwise act or refrain from acting;

(b) release or substitute any other Borrower, endorsers, Subsidiary Guarantors or other obligors;

(c) settle or compromise any of the Obligations of any other Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(d) apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.

14.04 Reliance. It is not necessary for the Administrative Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of any Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the Borrowers hereunder.

14.05 Contribution; Subrogation. No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until the Total Revolving Loan Commitment and all Letters of Credit have been terminated and all Obligations have been paid in full in cash.

14.06 Waiver. Each Borrower waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, the ABL Loan Collateral Agent, the Issuing Lenders or the Lenders to (i) proceed against any other Borrower, any Subsidiary Guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any Subsidiary Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s, the ABL Loan Collateral Agent’s, any Issuing Lender’s or Lenders’ power whatsoever. Each Borrower waives, to the fullest extent permitted by applicable law, any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Subsidiary Guarantor or any other party or on or arising out of any defense of any other Borrower, any Subsidiary Guarantor or any other party other than payment in full in cash of the Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, any Subsidiary Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the Obligations.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

TESORO HAWAII, LLC, a Hawaii limited liability company

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

Signature Page

HAWAII PACIFIC ENERGY, LLC, a Delaware limited liability company

By:	Par Petroleum Corporation, its sole member

By:	/s/ R. Seth Bullock
	Name:	R. Seth Bullock
	Title:	Chief Financial Officer

800 Gessner Road, Suite 875
Houston, TX 77024
Facsimile: 832-518-5215

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, Individually, as Administrative Agent and as ABL Loan Collateral Agent

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

Signature Page

COMPASS BANK, as Co-Documentation Agent

By:	/s/ Marc Muehlemann
	Name:	Marc Muehlemann
	Title:	Senior Vice President

Signature Page

COMPASS BANK, as a Lender

By:	/s/ Marc Muehlemann
	Name:	Marc Muehlemann
	Title:	Senior Vice President

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lisa N. Freeman
	Name:	Lisa N. Freeman
	Title:	SVP, Portfolio Manager

U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arranger, Joint Book Running Manager and Syndication Agent

By:	/s/ Lisa N. Freeman
	Name:	Lisa N. Freeman
	Title:	SVP, Portfolio Manager

Signature Page

CITY NATIONAL BANK, as Co-Documentation Agent

By:	/s/ Robert Yasuda
	Name:	Robert Yasuda
	Title:	Vice President

Signature Page

CITY NATIONAL BANK, as a Lender

By:	/s/ Robert Yasuda
	Name:	Robert Yasuda
	Title:	Vice President

Signature Page

AMERICAN SAVINGS BANK, F.S.B., as a Lender

By:	/s/ Edward Chin
	Name:	Edward Chin
	Title:	Vice President

Signature Page